Exhibit 2.1

Share Sale and Subscription Agreement

Asia

USG Netherlands Global Holdings B.V.

USG Corporation

Boral Limited ACN 008 421 761

Boral International Pty Limited ACN 000 341 239

Boral Gypsum Asia Sdn Bhd

Jones Day

Level 41, Aurora Place

88 Phillip Street

Sydney NSW 2000

Tel: 61 2 8272 0500

Fax: 61 2 8272 0599

www.jonesday.com

Share Sale and Subscription Agreement

1.	INTERPRETATION	5
2.	SUBSCRIPTION FOR SUBSCRIPTION SHARES AND SALE OF SALE SHARES	16
3.	PRE-COMPLETION	18
4.	CONDUCT OF THE BUSINESS PRIOR TO COMPLETION	20
5.	COMPLETION	30
6.	PURCHASE PRICE ADJUSTMENT	34
7.	WARRANTIES	44
8.	LIMITATIONS OF LIABILITY	47
9.	INDEMNITIES	55
10.	THIRD PARTY CLAIMS AND TAX DEMANDS	59
11.	CLAIMS	61
12.	TAX	62
13.	TERMINATION	63
14.	CONFIDENTIALITY AND ANNOUNCEMENTS	66
15.	EXCLUSIVITY	67
16.	DUTIES, COSTS AND EXPENSES	68
17.	GUARANTEES	69
18.	NOTICES	71
19.	GENERAL	72
SIGNING PAGES		78
SCHEDULE 1	WARRANTIES	80
SCHEDULE 2	JV WARRANTIES	112
SCHEDULE 3	BORAL TAX WARRANTIES	141
SCHEDULE 4	USG TAX WARRANTIES	144
SCHEDULE 5	COMPLETION STEPS	147
SCHEDULE 6	PERMITTED ACTIONS	152
SCHEDULE 7	GUARANTEES	153
SCHEDULE 8	BAKER & MCKENZIE REPORT	154
SCHEDULE 9	BGA COMPLETION STATEMENT	155
SCHEDULE 10	USG COMPLETION STATEMENT	161
SCHEDULE 11	STRUCTURE DIAGRAMS	167
SCHEDULE 12	BORAL DISCLOSURE SCHEDULE	172
SCHEDULE 13	USG DISCLOSURE SCHEDULE	173

Share Sale and Subscription Agreement

DATE	OCTOBER 17, 2013

PARTIES

Boral Limited ACN 008 421 761 of Level 39, 50 Bridge Street, Sydney NSW 2000, Australia (Boral)

Boral International Pty Limited ACN 000 341 239 of C/- Boral Limited, ‘AMP Centre’ Level 39, 50 Bridge Street, Sydney NSW 2000, Australia (Boral Seller)

Boral Gypsum Asia Sdn Bhd a company incorporated under the laws of Malaysia with company number 880595-D of Lot 606, Off Jalan SS 13/1K Subang Jaya, Selangor Darul Ehsan Malaysia 47500 (BGA)

USG Netherlands Global Holdings B.V. a company incorporated under the laws of The Netherlands with Commercial Register No. 58458670 of Muiderstraat 9, 1011PZ Amsterdam (Acquirer)

USG Corporation of 550 West Adams Street, Chicago, Illinois (USG)

RECITALS

A.	Boral Seller is the registered holder of the entirety of the issued shares in BGA.

B.	SingCo is to be incorporated before Completion in accordance with this Agreement.

C.	Boral Seller has agreed to contribute certain intellectual property rights to SingCo by executing the Boral Asia IP Licences

D.	The Acquirer has agreed to contribute, and SingCo will acquire, the USG Contributed Shares in exchange for SingCo shares on the terms and conditions set out in this Agreement.

E.	The Acquirer has agreed to contribute certain intellectual property to SingCo by executing the USG Asia IP Licences in exchange for SingCo shares on the terms and conditions set out in this Agreement.

F.	Boral Seller has agreed to contribute all of the issued shares in BGA to SingCo in exchance for SingCo shares on and subject to the terms and conditions set out in this Agreement.

G.	The contribution of property by Boral Seller and the Acquirer to SingCo in exchange for shares of SingCo is considered part of a single integrated transaction qualifying under sections 351 and 368 of the United States Internal Revenue Code of 1986, as amended.

H.	Boral Seller has agreed to sell, and the Acquirer has agreed to purchase, the Sale Shares on and subject to the terms and conditions set out in this Agreement.

I.	Boral has agreed to provide the Boral Warranties and the Boral Tax Warranties in respect to the BGA Group and the Boral JV Warranties in respect to the Boral Joint Venture, on and subject to the terms and conditions set out in this Agreement.

J.	USG has agreed to provide the USG Warranties and the USG Tax Warranties in respect to the USG Contributed Entities and the USG JV Warranties in respect to the USG Joint Ventures on and subject to the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement unless the context requires otherwise.

Accepting Party means:

(a)	if the Notifying Party is Boral, the relevant USG Party (or Parties) which may be subject to a Boral Claim as contemplated by clause 10.1(a); and

(b)	if the Notifying Party is USG, the relevant Boral Party (or Parties) which may be subject to a USG Claim as contemplated by clause 10.1(b).

Agreement means this Agreement.

Anti-Corruption Laws means the Australian Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 (Cth) (as amended from time to time), the US Foreign Corrupt Practices Act and any other analogous Legal Requirements (as defined in Schedule 1) that prohibit bribery, the provision or acceptance of unlawful gratuities, facilitation payments or other benefits to or from any Government Official (as defined in Schedule 1 or any other Person.

Application Forms means application forms for the subscription by the Acquirer for the Subscription Shares and by the Boral Seller for the Boral Subscription in the form agreed between USG and Boral (acting reasonably and in good faith having regard to customary market practice).

Australasia Completion has the meaning given to the term “Completion” in the Australasia Sale Agreement.

Australasia Sale Agreement means the Share Sale and Subscription Agreement between BAGL, Boral, Boral Building Materials Pty Limited, USG, the Acquirer and USG Foreign Investments, Ltd dated on or about the date of this Agreement.

Australasia Sale Agreement Claim has the meaning given to the term “Claim” in the Australasia Sale Agreement.

Australasia Sale Agreement Party means a party to the Australasia Sale Agreement.

BAGL means Boral Australian Gypsum Limited a company incorporated in Australia with Australian Company Number 004 231 976 of C/- Boral Limited, ‘AMP Centre’ Level 39, 50 Bridge Street, Sydney NSW 2000, Australia.

BAGL Group has the meaning given to that term in the Australasia Sale Agreement.

Baker & McKenzie Report the report to be prepared by Baker & McKenzie in accordance with the scope of work determined in accordance with Schedule 8.

BGA Group means BGA and its Subsidiaries, excluding the Boral Joint Venture and excluding any entity which becomes a Subsidiary of BGA at Completion as a result of this Agreement (and BGA Group Member means any member of the BGA Group from time to time).

Boral Asia IP Licences means:

(a)	the Umbrella Intellectual Property Licence Agreement in the form set out in Schedule 22 (or such other form as Boral and USG may agree before Completion); and

(b)	each agreement forming a schedule to that agreement (in each case in the form set out the relevant schedule at Schedule 22 (or such other form as Boral and USG may agree before Completion).

Boral Australasia IP Licences has the meaning given to that term in the Australasia Sale Agreement.

Boral Claim means a Claim of or brought by a Boral Claim Group Member in accordance with this Agreement.

Boral Claim Group means Boral and the Boral Seller and Boral Claim Group Member means any of them.

Boral Contributed Shares means the Boral Contributed Tranche 1 Shares and the Boral Contributed Tranche 2 Shares.

Boral Contributed Tranche 1 Shares means the 349,869,439 issued shares in BGA as per share certificate number 5 dated 9 December 2011.

Boral Contributed Tranche 2 Shares means all issued shares in BGA other than the Boral Contributed Tranche 1 Shares.

Boral Disclosure Schedule means the disclosure schedule relating to the Boral Warranties and the disclosure schedule relating to the Boral JV Warranties set out in Schedule 12.

Boral Group means Boral and each of its Subsidiaries, but excluding the BGA Group and the BAGL Group (and for the avoidance of doubt after Completion the Joint Venture Group) and excluding the Boral Joint Venture and its Subsidiaries (and Boral Group Member means any member of the Boral Group from time to time).

Boral Joint Venture means The Siam Gypsum Industry Co., Ltd.

Boral JV Warranty means each warranty stated in Schedule 2, given on the basis that the Warrantor is a Boral Group Member (and so that for the avoidance of doubt such warranties are given in relation to the Boral Joint Venture and not the USG Joint Ventures).

Boral Party means Boral and each other Boral Group Member who is a Party to this Agreement.

Boral Q&A Responses means the ‘Q&A’ responses provided by or on behalf of Boral via the relevant Data Room to questions asked during the due diligence process.

Boral Subscription Shares means the Boral Subscription Tranche 1 Shares and the Boral Subscription Tranche 2 Shares.

Boral Subscription Tranche 1 Shares means 415,470,520 fully paid ordinary shares in SingCo (to be issued to the Boral Seller in exchange for the contribution of the Boral Contributed Tranche 1 Shares to SingCo).

Boral Subscription Tranche 2 Shares means 534,529,480 fully paid ordinary shares in SingCo (to be issued to the Boral Seller in exchange for the contribution of the Boral Contributed Tranche 2 Shares to SingCo).

Boral Tax Warranty means each warranty stated in Schedule 3.

Boral TOSA means the services agreement substantially in the form set out in Schedule 24 (or such other form as Boral and USG may agree before Completion).

Boral Warranty means each warranty stated in Schedule 1, given on the basis that the Warrantor is a Boral Group Member (and so that for the avoidance of doubt such warranties are given in relation to the Boral Sale Group and not the USG Sale Group as defined in Schedule 1).

BRINDO means PT Petrojaya Boral Plasterboard, a limited liability company established and existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta.

Business Day means a day on which banks are open for business in Sydney, Chicago and Kuala Lumpur and Singapore.

Claim means any claim, demand, proceeding or cause of action, whether arising in contract, tort, or under statute in connection with:

(a)	any provision of this Agreement;

(b)	the Subscription Shares or their issue and allotment to the Acquirer;

(c)	the Sale Shares or their transfer to the Acquirer;

(d)	the Boral Contributed Shares or their transfer to SingCo;

(e)	the USG Contributed Shares or their transfer to SingCo; or

(f)	any other matter connected with this Agreement,

but does not include any IP Claim, TOSA Claim or Australasia Sale Agreement Claim.

Claim Group means, in relation to any Claim, the Claimant Party as defined in clause 10.1 and each other member of:

(a)	the Boral Claim Group (if the Claimant Party is a member of the Boral Group); or

(b)	the USG Claim Group (if the Claimant Party is a member of the USG Group).

Code means the United States Internal Revenue Code of 1986, as amended.

Competing Proposal – USG means any enquiries, expressions of interest, offers or proposals from any Person (other than a Boral Group Member, BGA Group Member or Person acting on their behalf):

(a)	relating to any acquisition or purchase of any interest in any USG Contributed Entity or otherwise in the USG Group’s gypsum operations in the Territory, or in the business or all or any material portion of the assets of any USG Contributed Entity (other than sales and purchases in the ordinary course of business);

(b)	to enter into any merger, recapitalisation, joint venture or other business combination with respect to any USG Contributed Entity or otherwise with respect to the USG Group’s gypsum operations in the Territory; or

(c)	to enter into any other extraordinary business transaction involving or otherwise in relation to any USG Contributed Entity or otherwise with respect to the USG Group’s gypsum operations in the Territory.

Competing Proposal – Boral means any enquiries, expressions of interest, offers or proposals from any Person (other than a USG Group Member or Person acting on its behalf):

(a)	relating to any acquisition or purchase of any interest in any BGA Group Member or otherwise in the Boral Group’s gypsum operations in the Territory, or in the business or all or any material portion of the assets of any BGA Group Member (other than sales and purchases in the ordinary course of business);

(b)	to enter into any merger, recapitalisation, joint venture or other business combination with respect to any BGA Group Member or otherwise with respect to the Boral Group’s gypsum operations in the Territory; or

(c)	to enter into any other extraordinary business transaction involving or otherwise in relation to any BGA Group Member or otherwise with respect to the Boral Group’s gypsum operations in the Territory.

Completion means completion of the issue and allotment of the Subscription Shares and the Boral Subscription Shares and the sale and purchase of the Sale Shares in accordance with clause 4.

Completion Date means the date on which Completion occurs.

Condition Satisfaction Date means the date on which all of the Conditions have been satisfied or waived in accordance with this Agreement.

Conditions means the conditions specified in clause 3.2.

Consequential Loss means any Loss which would not fairly and reasonably be considered to arise naturally, that is according to the usual course of things, from the breach, event or act or omission giving rise to the relevant liability.

Corporations Act means the Australian Corporations Act 2001 (Cth).

Disputing Action means, in respect of Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Taxing Authority and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty or charge.

Earn-Out Amounts means:

(a)	such part of the First Earn-Out Amount, as defined Schedule 8 of the Australasia Sale Agreement, as is characterised in clause 2.7(b)(ii) of Schedule 8 of the Australasia Sale Agreement as an adjustment to the Purchase Price under this Agreement; and

(b)	such part of the Second Earn-Out Amount, as defined Schedule 8 of the Australasia Sale Agreement, as is characterised in clause 2.8(b)(ii) of Schedule 8 as an adjustment to the Purchase Price under this Agreement.

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, or any other security agreement or arrangement in favour of any Person by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation, whether registered or unregistered.

End Date means 30 September 2014.

Environmental Warranties means the Warranties in paragraphs 11.13 to 11.16 of Schedule 1.

Exclusivity Period means the period commencing on the date of this Agreement and expiring on the earlier of Completion or termination of this Agreement in accordance with its terms.

Final Adjustment Date is a Business Day that is no later than 5 Business Days after the date on which the BGA Adjustment Amount and the Asia USG Adjustment Amount are agreed or otherwise finally determined under clause 6.

Fund has the meaning given to it in Schedule 1 or Schedule 2 (as applicable).

Government Action means any executive, legislative or administrative action, any decision or any order of a government, including any regional, municipal or local authority, any court or tribunal, any regulator or any working group of the aforementioned.

Initial Purchase Price means US$345 million.

Intellectual Property Rights means:

(a)	patents, design, trade marks and service marks (whether registered or unregistered) and any applications for, or rights to apply for, registration of any patent, design, trade mark or service mark;

(b)	copyright (including copyright in software, websites, databases and advertising and other promotional materials);

(c)	all rights to have information (including trade secrets, know-how, operating procedures and technical information) kept confidential; and

(d)	all other rights or protecting having similar effect anywhere in the world.

IP Claim means any claim, demand, proceeding or cause of action whether arising in contract, tort, or under statute, made pursuant to the Boral Australasia IP Licences, the Boral Asia IP Licences, the USG Australasia IP Licences or the USG Asia IP Licences.

Joint Venture Group means, in respect of any period after Completion, BAGL, SingCo and their respective Subsidiaries and Joint Venture Group Member means any of them.

Loss means any loss, damage, liability, cost or expense of any kind and however arising, including penalties, fines and interest, compliance, monitoring or investigation costs, and loss, liability, cost or expense that is prospective or contingent and the amount of which for the time being is not ascertained or ascertainable.

Material Adverse Change means:

(a)	in relation to Boral, a material adverse change in relation to the business, operations, financial condition or performance, results of operations, assets, liabilities or prospects of the BAGL Group and the BGA Group taken as a whole and which is reasonably expected to materially adversely impact the value of the aggregate consideration received at Completion by the USG Group under the Transaction Documents; and

(b)	in relation to USG, a material adverse change in relation to:

(i)	the business, operations, financial condition or performance, results of operations, assets, liabilities or prospects of the USG Contributed Entities and the ‘USG Contributed Entities’ as defined in the Australasia Sale Agreement, taken as a whole; and

(ii)	the Intellectual Property Rights the subject of the USG Australasia IP Licences and the USG Asia IP Licences,

taken as a whole and which is reasonably expected to materially adversely impact the value of the aggregate consideration received at Completion by the Boral Group under the Transaction Documents (and for these purposes the consideration to the Boral Group is to be taken to include 50% of the value of assets and rights contributed by the USG Group to BAGL and SingCo at Completion in addition to the cash purchase price paid by USG under this Agreement and the Australasia Sale Agreement at Completion).

Notifying Party means:

(a)	in the circumstances contemplated by clause 10.1(a), Boral; and

(b)	in the circumstances contemplated by clause 10.1(b), USG.

Parent Guarantee means:

(a)	in relation to Boral, the guarantees, indemnities, charges or other securities listed in Part 1 of Schedule 7 and any other guarantees, indemnities, charges or other securities, including bank guarantees and cash deposits, given by a Boral Group Member to a Third Party to better secure the performance of a BGA Group Member or required for the benefit of a BGA Group Member; and

(b)	in relation to USG, the guarantees, indemnities, charges or other securities listed in Part 1 of Schedule 7 and any other guarantees, indemnities, charges or other securities, including bank guarantees and cash deposits, given by a USG Group Member to a Third Party to better secure the performance of a USG Contributed Entity or required for the benefit of a USG Contributed Entity.

Party means a party to this Agreement (and includes SingCo following its accession to this Agreement as contemplated by clause 2.4).

Person means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Regulatory Authority.

Pudong Site means No. 4199 Chen hang Highway, Shanghai, PRC, 201114, China occupied by Boral Plasterboard Systems (Shanghai) Company Limited.

Purchase Price means:

(a)	the Initial Purchase Price as adjusted in accordance with this Agreement; and

(b)	the Earn-Out Amounts (if any).

Receiving Party means:

(a)	if Boral or Boral Seller is the Claimant Party, USG; and

(b)	if USG or the Acquirer is the Claimant Party, Boral.

Related Corporation means in relation to an entity, each body corporate:

(a)	that is a Subsidiary of that entity;

(b)	of which the entity is a Subsidiary; or

(c)	that is a Subsidiary of a company of which the entity is also a Subsidiary.

Relevant Conduct is defined in Schedule 8.

Representatives means the officers, employees, contractors, consultants, professional advisers and agents of a Party.

Sale Shares means 380,000,000 fully paid ordinary shares in SingCo (for the avoidance of doubt being a portion of the Boral Subscription Tranche 1 Shares to be issued to Boral Seller at Completion).

Settle means to:

(a)	accept, compromise or pay;

(b)	agree to arbitrate, compromise or settle; or

(c)	make any admission or take any action in relation to,

any Claim or Third Party Claim or Tax Demand as relevant.

SGI Group and SGI Group Member are defined in clause 6.15(a)(i).

Shareholders Agreement means the shareholders agreement in the form set out in Schedule 20 (or such other form as Boral and USG may agree before Completion).

Shareholding Percentage means , in respect of any time after Completion:

(a)	in relation to Boral, the Shareholding Percentage of Boral (in each case as defined in the Shareholders Agreement) for the purposes of the Shareholders Agreement at the relevant time; and

(b)	in relation to USG, the Shareholding Percentage of USG (in each case as defined in the Shareholders Agreement) for the purposes of the Shareholders Agreement at the relevant time.

SingCo means the Singapore company to be incorporated before Completion as contemplated by clause 2.4.

Subscription Shares means 190,000,000 fully paid ordinary shares in SingCo (to be issued to the Acquirer).

Subsidiary has the meaning provided in Section 46 of the Corporations Act.

Subsidiary Guarantees means:

(a)	in relation to Boral, the guarantees, indemnities, charges or other securities listed in Part 2 of Schedule 7 and any other guarantees, indemnities, charges or other securities, including bank guarantees and cash deposits, given by a BGA Group Member to a Third Party to better secure the performance of a Boral Group Member or required for the benefit of a Boral Group Member; and

(b)	in relation to USG, the guarantees, indemnities, charges or other securities listed in Part 2 of Schedule 7 and any other guarantees, indemnities, charges or other securities, including bank guarantees and cash deposits, given by a USG Contributed Entity to a Third Party to better secure the performance of a USG Group Member or required for the benefit of a USG Group Member.

Tax means any tax, levy, rates, deduction, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, assessed, levied or imposed by the Commonwealth of Australia, a state or any other government, regional, municipal or local authority (Australian or overseas) and includes capital gains tax, fringe benefits tax, income tax, luxury car tax, superannuation guarantee charge, training guarantee levy, payroll tax, any tax associated with a franking account, goods and services tax or other value added tax, group tax, Pay As You Go withholding, withholding tax, land tax, customs duty, together with any fees, penalties, fines, interest or statutory charges and whether imposed by contract or imposed on a joint, several or secondary basis as a result of being a member of an affiliated group of companies or any payments required to be made under a valid Tax Sharing Agreement or Tax Funding Agreement.

Tax Attributes means any thing that would reduce the base on which Tax is assessed or the amount of Tax payable.

Tax Claim means a Claim arising from a breach of a Boral Tax Warranty or a USG Tax Warranty, or a Claim under an indemnity in clause 9.1(a) or 9.2(a).

Tax Cost means all costs, and expenses incurred in:

(a)	managing an inquiry by any Taxing Authority; or

(b)	conducting any action in relation to a Tax Demand to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Tax Demand means:

(a)	a demand or assessment from a Taxing Authority requiring the payment of any Tax;

(b)	any document received from a Taxing Authority administering any Tax assessing, imposing or claiming any Tax; or

(c)	lodgement of a tax return or a request for an amendment under a law about self-assessment of Tax.

Tax Law means any:

(a)	Tax legislation in force; and

(b)	common law,

in each case which imposes Tax.

Taxing Authority means any governmental authority with the power to levy and collect Taxes or Duties.

Third Party Claim means any claim, demand, proceeding or cause of action, whether arising in contract, tort, or under statute against any Party to this Agreement, which is made or threatened by a Person other than a member of the Boral Group, the USG Group or the Joint Venture Group (including the USG Contributed Entities), but excludes a Tax Demand.

Territory has the meaning given to that term in the Shareholders Agreement.

Title Warranty means the Warranties in paragraphs 3.1 to 3.5, 4.1 and 4.3 of Schedule 1.

Transaction Documents means:

(a)	this Agreement and the Australasia Sale Agreement;

(b)	the Shareholders Agreement;

(c)	the Boral Australasia IP Licences and the Boral Asia IP Licences;

(d)	the USG Australasia IP Licences and the USG Asia IP Licences;

(e)	the Boral TOSA; and

(f)	the USG TOSA.

TOSA Claim means any claim, demand, proceeding or cause of action whether arising in contract, tort, or under statute, made pursuant to the Boral TOSA or the USG TOSA.

USG Asia IP Licences means:

(a)	the Umbrella Intellectual Property Licence Agreement in the form set out in Schedule 21 (or such other form as Boral and USG may agree before Completion); and

(b)	each agreement forming a schedule to that agreement (in each case in the form set out the relevant schedule at Schedule 21 (or such other form as Boral and USG may agree before Completion).

USG Australasia IP Licences has the meaning given to that term in the Australasia Sale Agreement.

USG Claim means a Claim of or brought by a USG Claim Group Member in accordance with this Agreement.

USG Claim Group means USG and the Acquirer and USG Claim Group Member means any of them.

USG Contributed Entities means:

(a)	USG Asia Pacific Holdings Pte Ltd (a Singapore company with registered number 199403661C);

(b)	USG Cayman Holdings Ltd (a Cayman Islands company with registered number 89670);

(c)	USG ChinaLux S.a.r.l. (a Luxembourg company with registered number B119341);

(d)	USG Manufacturing Worldwide, Ltd (a Cayman Islands company with registered number 45712);

(e)	International Resources Limited (a United Arab Emirates company with registered number IC/3153/10)

(f)	Pacific Interiors Supply Pte Ltd (a Singapore company with registered number 199100099Z);

(g)	USG India Supply Pte. Ltd (an Indian company with registered number U45309DL2009PTC194801);

(h)	USG Interiors (Far East) Sdn Bhd (a Malaysian company with registered number 131744-K); and

(i)	USG Interiors (Malaysia) Sdn Bhd (a Malaysian company with registered number 485755-P).

USG Contributed Shares means all issued shares, securities or other ownership interests in:

(a)	USG Asia Pacific Holdings Pte Ltd;

(b)	USG Cayman Holdings Ltd;

(c)	USG ChinaLux S.a.r.l.; and

(d)	USG Manufacturing Worldwide, Ltd.

USG Disclosure Schedule means the disclosure schedule relating to the USG Warranties and the disclosure schedule relating to the USG JV Warranties set out in Schedule 13.

USG Group means USG and each of its Subsidiaries from time to time, but excluding the USG Contributed Entities and excluding the USG Joint Ventures and their respective Subsidiaries (and USG Group Member means any member of the USG Group from time to time).

USG IP Warranty means a warranty given by a USG Group Member in the USG Australasia IP Licences and the USG Asia IP Licences.

USG Joint Ventures means USG-Zawawi Drywall LLC, Zawawi Gypsum LLC, USG Middle East Ltd and Star-USG Building Materials Co., Ltd.

USG JV Warranty means each warranty stated in Schedule 2, given on the basis that the Warrantor is a USG Group Member (and so that for the avoidance of doubt such warranties are given in relation to the USG Joint Ventures and not the Boral Joint Venture).

USG Party means USG and each other USG Group Member who is a Party to this Agreement.

USG Q&A Responses means the ‘Q&A’ responses provided by or on behalf of USG via the relevant Data Room to questions asked during the due diligence process.

USG Tax Warranty means each warranty stated in Schedule 4.

USG TOSA means the services agreement substantially in the form set out in Schedule 23 (or such other form as Boral and USG may agree before Completion);

USG Warranty means each warranty stated in Schedule 1, given on the basis that the Warrantor is a USG Group Member (and so that for the avoidance of doubt such warranties are given in relation to the USG Sale Group and not the Boral Sale Group as defined in Schedule 1).

Warranties means the Boral Warranties, the Boral Tax Warranties, the Boral JV Warranties, the USG Warranties, the USG Tax Warranties and the USG JV Warranties.

Warranty Claim means a Claim arising from a breach of Warranty.

1.2	Interpretation

In this Agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b)	The singular includes the plural and the plural includes the singular, words of any gender include all genders, and other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(c)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement.

(d)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(e)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document, and a reference to a party to a document includes that party’s successors and permitted assignees.

(f)	A reference to an agreement other than this Agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(g)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(h)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(i)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(j)	If an act prescribed under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(k)	A reference to time is a reference to Sydney time unless otherwise specified.

(l)	A reference to $ is to US dollars unless denominated otherwise.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.5	Agreement components

This Agreement includes the schedules.

1.6	The rule about “contra proferentem”

This Agreement is not to be interpreted against the interests of a Party merely because that Party proposed this Agreement or some provision in it or because that Party relies on a provision of this Agreement to protect itself.

1.7	Reasonable endeavours

Any provision of this Agreement which requires a Party to use reasonable endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation to commence any legal action or proceeding against any person, except where that provision expressly specifies otherwise.

1.8	Payments

(a)	Except to the extent this Agreement expressly provides otherwise in any given case, all payments required to be made under this agreement must be tendered in US Dollars by way of direct transfer of immediately available funds to the bank account nominated in writing by the recipient and by no later than 5:00 pm (recipient’s time) on the due Business Day for payment.

(b)	To the extent any payment to be made under this Agreement is calculated or original expressed in a currency other than US Dollars, the payment will be translated into US Dollars at the mid-market US$ exchange rate as quoted by Bloomberg on the relevant date of payment.

(c)	Any reference in this Agreement to a payment to any Party includes payment to another Person at the written direction of that Party.

2.	SUBSCRIPTION FOR SUBSCRIPTION SHARES AND SALE OF SALE SHARES

2.1	Agreement

(a)	Subject to the terms and conditions of this Agreement, on Completion (and without limiting any other steps any Party is required to take under this Agreement at Completion):

(i)	the Acquirer must enter into the USG Asia IP Licences;

(ii)	the Acquirer must contribute to SingCo, and SingCo must acquire from the Acquirer, the USG Contributed Shares free of all Encumbrances;

(iii)	SingCo must allot and issue to the Acquirer, and the Acquirer agrees to subscribe for, the Subscription Shares free of all Encumbrances;

(iv)	Boral Seller must contribute to SingCo, and SingCo must acquire from Boral Seller, the Boral Contributed Tranche 1 Shares free of all Encumbrances;

(v)	Boral Seller must contribute to SingCo, and SingCo must acquire from Boral Seller, the Boral Contributed Tranche 2 Shares free of all Encumbrances;

(vi)	Boral Seller will enter into the Boral Asia IP Licences;

(vii)	SingCo agrees to allot and issue to Boral Seller, and Boral Seller agrees to subscribe for, the Boral Subscription Tranche 1 Shares free of all Encumbrances in exchange for the Boral Contributed Tranche 1 Shares;

(viii)	SingCo agrees to allot and issue to Boral Seller, and Boral Seller agrees to subscribe for, the Boral Subscription Tranche 2 Shares free of all Encumbrances in exchange for the Boral Contributed Tranche 2 Shares; and

(ix)	the Boral Seller will sell the Sale Shares to the Acquirer and the Acquirer will purchase from the Boral Seller the Sale Shares free from all Encumbrances.

(b)	The Boral Contributed Shares and the USG Contributed Shares must in each case be transferred from the Boral Seller and Acquirer respectively to SingCo with all rights, including dividend rights, attached or accruing to them on and from Completion.

(c)	The Sale Shares must be transferred from the Boral Seller to the Acquirer with all rights, including dividend rights, attached or accruing to them on and from Completion.

(d)	Legal and beneficial title to the Boral Contributed Shares and the USG Contributed Shares and property and risk in them passes to SingCo on Completion.

(e)	Legal and beneficial title to the Sale Shares and the Subscription Shares and property and risk in them passes to the Acquirer and the Boral Seller (as applicable) on Completion.

2.2	Consideration

(a)	The consideration for the issue of the Subscription Shares to the Acquirer is:

(i)	the contribution of the USG Contributed Shares to SingCo; and

(ii)	the grant of the USG Asia IP Licences to SingCo.:

(b)	The consideration for the issue of the Boral Subscription Tranche 1 Shares to Boral Seller is the contribution by the Boral Seller of the Boral Contributed Tranche 1 Shares to SingCo.

(c)	The consideration for the issue of the Boral Subscription Tranche 2 Shares to Boral Seller is:

(i)	the contribution by the Boral Seller of the Boral Contributed Tranche 2 Shares to SingCo; and

(ii)	the grant of the Boral Asia IP Licences to SingCo.

(d)	The consideration for the sale of the Sale Shares to the Acquirer is the payment by the Acquirer to Boral Seller of the Purchase Price in accordance with the relevant provisions of this Agreement.

2.3	Payment of Purchase Price

The Purchase Price must be paid as follows:

(a)	the Initial Purchase Price must be paid by the Acquirer to Boral Seller at Completion;

(b)	adjustments to the Initial Purchase Price must be paid in accordance with the relevant provisions of this Agreement (including for the avoidance of doubt clause 5.5); and

(c)	the Parties covenant and agree that no value-added tax or goods and services tax is imposed or shall be invoiced with respect to the issuance of the Subscription Shares or the conveyance, transfer or sale of the Sale Shares; and

(d)	the Earn-Out Amounts (if any) must be paid by the Acquirer to Boral Seller in accordance with Schedule 8 of the Australasia Sale Agreement.

2.4	Establishment of SingCo

USG and Boral must each use their respective best endeavours to ensure that, as soon as practicable after this agreement:

(a)	SingCo is registered in Singapore as a private company limited by shares and so that:

(i)	the Boral Seller and the Acquirer are the registered holders of 1 issued share each (or such other number as USG and Boral may agree but so that on incorporation the Boral Seller and the Acquirer each hold 50% of the issued shares in SingCo);

(ii)	SingCo’s corporate name is ‘USG-Boral Building Products Pte Limited’ (or such other name as Boral and USG may agree); and

(b)	following its incorporation SingCo accede to this Agreement as a Party (on the basis that it will have all rights and obligations ascribed to SIngCo in this Agreement) in a form and on terms acceptable to Boral and USG, each acting reasonably and in good faith.

2.5	IP

(a)	The Acquirer must pay all Tax or Duty in respect of the execution, delivery and performance of the USG Asia IP Licences (and must satisfy any obligation of SingCo to pay any such Tax or Duty on SingCo’s behalf).

(b)	The Boral Seller must pay all Tax or Duty in respect of the execution, delivery and performance of the Boral Asia IP Licenses (and must satisfy any obligation of SingCo to pay any such Tax or Duty on SingCo’s behalf).

3.	PRE-COMPLETION

3.1	Pre-Completion

Boral and USG acknowledge and agree that if prior to Completion:

(a)	a Boral Group Member becomes aware of any facts, matters or circumstances which give or are reasonably likely to give rise to a breach of a Boral Warranty, a Boral Tax Warranty or a Boral JV Warranty; or

(b)	a USG Group Member becomes aware of any facts, matters or circumstances which give or are reasonably likely to give rise to a breach of a USG Warranty, a USG Tax Warranty or a USG JV Warranty;

then Boral or USG (as relevant) will promptly notify the other of such fact, matter or circumstance, provided that, for the avoidance of doubt, such notice will in no way constitute disclosure for the purpose of clause 7.1 of this Agreement or otherwise limit or exclude any Claim.

3.2	Conditions to Completion

Clause 2 will not bind the Parties and Completion will not proceed unless:

(a)	SingCo has been incorporated and has acceded to this Agreement as required under clause 2.4;

(b)	Baker & McKenzie has issued the Baker & McKenzie Report;

(c)	by reference to the Baker & McKenzie Report:

(i)	both USG and Boral are satisfied (each acting reasonably and in good faith) there will be no Relevant Conduct that is on-going as at the Completion Date; and

(ii)	USG and Boral have agreed (each acting reasonably and in good faith) reasonably proportionate measures to be taken to address any prior Relevant Conduct and prevent a recurrence of such Relevant Conduct;

(d)	either:

(i)	all consents and waivers from the financiers to the BGA Group which are necessary to ensure Completion under this Agreement does not cause a breach, default, review event, acceleration right or similar under the relevant financing arrangements to which BGA Group Members are party have been obtained; or

(ii)	the relevant financing arrangements have been repaid in conjunction with a refinancing as envisaged by clause 3.3(d);

(e)	Zawawi Minerals LLC has waived in writing (either unconditionally or on terms acceptable to Boral and USG, each acting reasonably and in good faith) the non-compete obligation in clause 15 of the joint venture agreement dated 27 March 2012 between USG Manufacturing Worldwide, Inc and Zawawi Minerals LLC relating to USG-Zawawi Drywall LLC insofar as it would otherwise apply to any operations of any Joint Venture Group Members in India after Completion other than:

(i)	USG Manufacturing Worldwide, Inc; and

(ii)	any entity which is at the date of this Agreement an affiliate (within the meaning of the relevant provisions of the joint venture agreement) of USG Manufacturing Worldwide, Inc; and

(f)	all conditions precedent to completion under the Australasia Sale Agreement (other than the equivalent of the specific condition in this clause 3.2(f)) have been satisfied or waived in accordance with that agreement.

(Conditions).

3.3	Cooperation

(a)	Without limiting any specific obligations of a Party under the remaining provisions of this clause 3.3, the Parties must each use their commercially reasonable endeavours in good faith to satisfy the Conditions as soon as practicable after the date of this Agreement.

(b)	Boral and USG agree that any conditions sought to be imposed by Zawawi Minerals LLC on any waiver of the non-compete obligations contemplate by the Condition in clause 3.2(f) will be regarded as acceptable to Boral and USG for the purposes of clause 3.2(f) to the extent that they require any Joint Venture Group Member to accept with effect from Completion undertakings to the effect any or all of the following:

(i)	that the Joint Venture Group will acquire all gypsum rock and Plaster of Paris requirements in India from Zawawi Gypsum LLC insofar as it is economically viable to do so (in the Joint Venture Group’s sole reasonable opinion);

(ii)	that if any Joint Venture Group Member decides to seek a third party equity investor in connection with building a wallboard manufacturing plant in India, the Joint Venture Group will grant USG-Zawawi Drywall LLC a right of first offer in relation to such equity investment; and

(iii)	in the event the Joint Venture Group has one or more wallboard manufacturing plants in India, the Joint Venture Group will endeavour to cause the plasterboard manufacturing facility operated by USG-Zawawi Drywall LLC, once constructed, (the Oman Plant) to operate at a capacity utilization not lower than the average annual capacity utilization of all of the Joint Venture Group’s wallboard manufacturing plants in India, except in extraordinary circumstances such as a shutdown of the Oman Plant to retool for a new product line and except as otherwise agreed by the management committee of USG-Zawawi Drywall LLC, provided that if an undertaking is given in relation to capacity utilisation as contemplated by clause 3.3(b)(iii), then USG undertakes to Boral (and to SingCo) that it will indemnify the Joint Venture Group Members in respect of any Loss suffered by any Joint Venture Group Members at any time during the period of 5 years after Completion as a result of anti-dumping duties being imposed on products sold from the Oman Plant on the basis that the relevant Loss will be the negative impact on EBITDA relative to the position if anti-dumping duties had not been imposed. Clause 8.4(a) will apply in relation to Claims under this indemnity on the basis that the applicable time limit for receipt of a Claim Notice will be 5 years after Completion. .

(c)	Boral must ensure that the members of the BGA Group, and use all reasonable endeavours to ensure that (to the extent within Boral’s control) its employees and agents, cooperate fully with Baker & McKenzie, provide access to all Records requested by Baker & McKenzie, and respond truthfully and without omission to questions from Baker & McKenzie for the purpose of the preparation of the Baker & McKenzie Report in accordance with the scope determined in accordance with Schedule 8.

(d)	Where the reasonable endeavours of Boral and BGA have not resulted in the obtaining of the consents or waivers required as contemplated in clause 3.2(d)(i) and Boral believes (acting reasonably) that such consents or waivers will not be obtained prior to the Completion Date, then Boral and BGA must use their best endeavours to obtain, on commercially reasonable terms, alternative financing so that the existing financing arrangements of the BGA Group can be repaid as contemplated in clause 3.2(d)(ii), and USG will provide reasonable assistance to Boral and BGA in this regard.

3.4	Waiver of Conditions

The Conditions are for the benefit of both USG and Boral and may only be waived by written agreement between USG and Boral.

3.5	Result of non-satisfaction of Conditions

(a)	If:

(i)	the Conditions are not satisfied (or waived in accordance with clause 3.4); by the End Date or

(ii)	any of the Conditions becomes incapable of satisfaction or the parties agree that any of the Conditions cannot be satisfied (and the relevant Condition is not waived in accordance with clause 3.4 by the End Date), then either USG or Boral may terminate this Agreement at any time before Completion by giving not less than 7 days written notice to the other Parties.

(b)	If Completion does not occur by the termination date specified in a notice under clause 3.5(a) then this Agreement will automatically terminate.

4.	CONDUCT OF THE BUSINESS PRIOR TO COMPLETION

4.1	Carrying on of business – BGA Group

(a)	Subject to clause 4.2, between the date of this Agreement and the earlier of Completion and termination of this Agreement, Boral and the Boral Seller must ensure that the business of the BGA Group is conducted materially in the ordinary course in accordance with past practice and, in particular, that no BGA Group Member:

(i)	issues any shares, debentures, convertible notes, options or other securities that are convertible into shares or debentures, or other equity or debt securities in that BGA Group Member (Securities);

(ii)	varies any rights attaching to or the class of any issued Securities or redeems, buys-back or cancels any issued Securities;

(iii)	distributes or returns any capital to its members (other than to another BGA Group Member);

(iv)	declares or pays any dividends or declares or makes any other distributions in kind or in cash (other than to another BGA Group Member);

(v)	alters its constitution or equivalent documents;

(vi)	ceases or makes any material change to the Business;

(vii)	acquires any business or shares or other equity securities in any entity;

(viii)	disposes any business or shares or other equity securities in any entity;

(ix)	enters into any new business, including the establishment of any business in a jurisdiction in which the BAGL Group or the BGA Group does not have existing operations at the date of this agreement;

(x)	establishes any new Subsidiary or enters into any partnership, joint venture or profit or revenue sharing arrangement with any entity;

(xi)	enters into an agreement to or otherwise merges or amalgamates any BGA Group Member with any other entity;

(xii)	makes an application or commences any proceedings or takes any other steps for the winding up, dissolution or appointment of an administrator to any BGA Group Member or enters into an arrangement, compromise or composition for the benefit of that BGA Group Member’s creditors, a class or them or any of them;

(xiii)	enters into, materially varies or terminates any agreement or arrangement involving:

(A)	consideration to or from a BGA Group Member of more than US$10 million in relation to a customer/supplier arrangement;

(B)	subject to clause 4.1(a)(xiii)(A), consideration to or from a BGA Group Member of more than US$1 million

(C)	transactions that are not on bona fide arms’ length terms or otherwise outside the ordinary course of business;

(D)	any non-compete undertakings, exclusivity provisions or similar restrictive covenants;

(E)	any BGA Group Member assuming any ‘take or pay’ or similar obligations exceeding US$1 million;

or otherwise effecting any material, non-ordinary course business transaction or action;

(xiv)	enters into or varies any contract, agreement or arrangement (whether oral or in writing) with a Boral Group Member involving consideration to or from a BGA Group Member of more than US$500,000 in any individual case or A$1 million in aggregate (and excluding ad hoc purchases or supplies of products or materials in the ordinary course);

(xv)	enters into or becomes liable under any guarantee or similar arrangement under which it might incur liability in respect of the financial obligation of any other person (including any other BGA Group Member) other than performance guarantees in the ordinary course of business;

(xvi)	acquires, disposes or leases (whether as lessor or lessee) any assets (other than the sale or purchase of inventory, raw material materials, finished product and similar items in the ordinary course of the business), in any transaction or series of related transactions where the market value of such assets or the consideration in respect to the sale or acquisition of such assets is in excess of US$2 million or enter into any agreement to do so;

(xvii)	engages any new permanent employee with a total annual remuneration in excess of US$150,000, excluding replacements of existing roles in the ordinary course of business;

(xviii)	terminates the employment of Frederic de Rougemont or Tony Charnock, other than for cause;

(xix)	materially alters its arrangements with respect to any Fund relating to its employees;

(xx)	defers any capital expenditure or undertakes any capital expenditure that is, together with all such capital expenditure by all other BGA Group Members in the relevant period, in excess of US$5 million;

(xxi)	enters into any financial accommodation or borrows any money (other from another BGA Group Member and other than drawings on working capital facilities in the ordinary course and trade credit in the ordinary course consistent with past practice) in excess of US$2 million; or

(xxii)	provides any loan or financial accommodation to any person other than another BGA Group Member, other than trade credit in the ordinary course consistent with past practice;

(xxiii)	purchases or enters into foreign currency swaps or other derivative instruments other than hedges entered into in accordance with past practice;

(xxiv)	commences or settles (to the extent the settlement does not involve a cash payment) any litigation, arbitration or other proceedings, which will cause or is likely to cause, the BGA Group to incur costs or expenses (including legal costs) in excess of US$500,000; or

(xxv)	creates an Encumbrance over any of its assets other than in the ordinary course of business.

(b)	Subject to clause 4.2, between the date of this Agreement and the earlier of Completion and termination of this Agreement, the Boral Seller must ensure that:

(i)	any calls for capital or other funding (whether by way of equity or debt) to any BGA Group Member from the Boral Joint Venture are met in full when due in accordance with the relevant shareholders agreement or other applicable contract; and

(ii)	no scheduled or proposed calls for capital or other funding by the Boral Joint Venture are deferred.

4.2	Permitted acts

Nothing in clause 4.1 restricts any Boral Group Member or any BGA Group Member from doing any of the following permitted actions:

(a)	Transaction Agreements: anything that is required or expressly permitted in this Agreement or any Transaction Document (including in connection with the satisfaction of any Condition);

(b)	Permitted acts: anything (or part of anything) described in Part 1 of Schedule 6;

(c)	emergencies: anything to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(d)	legal obligations: anything to the extent necessary for a BGA Group Member to meet its legal or contractual obligations (such contractual obligations being as disclosed in the Data Room or the Boral Disclosure Schedule); or

(e)	USG approval or non-objection: anything that is approved in writing by USG, such approval not to be unreasonably withheld or delayed, or in respect of which USG fails to notify Boral in writing of its objection to the doing of that thing within 3 business days (being normal business days in Kuala Lumpur and Chicago) after receipt of written notice from Boral notifying USG of a Boral Group Member’s or a BGA Group Member’s intention to do that thing. For these purposes USG must on the date of this agreement nominate at least two senior executives (each a USG Contact) to whom notifications of proposed actions can be submitted. Despite clause 18, notification to each USG Contact by email by or on behalf of Boral or BGA will constitute written notice to USG of the relevant matter for the purposes of this clause 4.2(e), and any approval by email by any USG Contact of any action for the purposes of this clause 4 will be taken to be an approval in writing by USG. USG may from time to time during the period before Completion nominate additional or replacement USG Contacts by notice in writing to Boral (provided at least two remain current at all times).

4.3	Carrying on of business – USG Contributed Entities

(a)	Subject to clause 4.4, between the date of this Agreement and the earlier of Completion and termination of this Agreement, USG must ensure that the business of the USG Contributed Entities is conducted materially in the ordinary course and, in particular, that no USG Contributed Entity does anything described in clause 4.1(a) amended so that references to ‘BGA Group Member’ are replaced with references to ‘USG Contributed Entity’ (and references to ‘USG’ are replaced with ‘Boral)’ and so that:

(i)	the amount in clause 4.1(a)(xiii)(A) is changed to US$10 million;

(ii)	the amount in clause 4.1(a)(xiii)(B) is changed to US$500,000;

(iii)	the amount in clause 4.1(a)(xiii)(E) is changed to US$500,000;

(iv)	the amount in clause 4.1(a)(xvi) is changed to US$1 million;

(v)	Jennifer Scanlon is replaced as the identified individual in clause 4.1(a)(xviii); and

(vi)	the amount in clause 4.1(a)(xx) is changed to US$2.5 million.

(b)	Subject to clause 4.4, between the date of this Agreement and the earlier of Completion and termination of this Agreement, USG must ensure that clauses 4.1(b)(i) and 4.1(b)(ii) are complied with, amended so that each reference to ‘BGA Group Member’ is replaced with a reference to ‘USG Contributed Entity’ and so that each instance of the word ‘Boral’ is replaced with the word ‘USG’.

4.4	Permitted acts

Nothing in clause 4.3 restricts any USG Group Member or any USG Contributed Entity from doing any of the following permitted actions:

(a)	Transaction Agreements: anything that is required or expressly permitted in this Agreement or any Transaction Document;

(b)	Permitted acts: anything (or part of anything) described in Part 2 of Schedule 6;

(c)	emergencies: anything to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(d)	legal obligations: anything to the extent necessary for a USG Contributed Entity to meet its legal or contractual obligations (such contractual obligations being as disclosed in the USG Disclosure Schedule); or

(e)	Boral approval or non-objection: anything that is approved in writing by Boral, such approval not to be unreasonably withheld or delayed, or in respect of which Boral fails to notify USG in writing of its objection to the doing of that thing within 3 business days (being normal business days in Chicago and Sydney) after receipt of written notice from USG notifying Boral of a USG Group Member’s or a USG Contributed Entity’s intention to do that thing. For these purposes Boral must on the date of this agreement nominate at least two senior executives (each a Boral Contact) to whom notifications of proposed actions can be submitted. Despite clause 18, notification to each Boral Contact by email by or on behalf of USG or any USG Contributed Entity will constitute written notice to Boral of the relevant matter for the purposes of this clause 4.4(e), and any approval by email by any Boral Contact of any action for the purposes of this clause 4 will be taken to be an approval in writing by Boral. Boral may from time to time during the period before Completion nominate additional or replacement Boral Contacts by notice in writing to USG (provided at least two remain current at all times).

4.5	Intra-group loans

(a)	Before Completion, Boral must (except where this Agreement expressly permits such loans to remain outstanding):

(i)	identify all existing loans between a Boral Group Member and a BGA Group Member; and

(ii)	procure that all payments are made and such other actions are taken as may be necessary to ensure the payment in full of loan balances between any Boral Group Members on the one hand and any BGA Group Members on the other hand (or that the relevant loan balances are capitalised provided that no additional shares are issued by BGA which are inconsistent with any obligation under this Agreement).

(b)	Before Completion, USG must (except where this Agreement expressly permits such loans to remain outstanding):

(i)	identify all existing loans between a USG Group Member and a USG Contributed Entity; and

(ii)	procure that all payments are made and such other actions are taken as may be necessary to ensure the payment in full of loan balances between any USG Group Members on the one hand and any USG Contributed Entities on the other hand (or that the relevant loan balances are capitalised provided that no additional shares are issued by the USG Contributed Entities whose shares are USG Contributed Shares).

4.6	Parent Guarantees

(a)	Before Completion Boral and USG must take all reasonable steps to ensure that, effective from Completion each Boral Group Member and each USG Group Member is released from any actual, contingent or accrued liabilities under a Parent Guarantee given by it.

(b)	For the purposes of this clause 4.6, ‘reasonable steps’ includes USG (or another USG Group Member acceptable to the relevant Third Party) and Boral (another Boral Group Member acceptable to the relevant Third Party) providing the relevant Third Party with a replacement guarantee or security on terms the same or substantially the same as the terms of the existing Parent Guarantee but so that USG and Boral are severally liable in proportion to their respective Shareholding Percentages.

(c)	If a Boral Group Member has not been released from a Parent Guarantee in accordance with clause 4.6(a) by Completion, USG must pay Boral an amount equal to USG’s Shareholding Percentage (at the time of the relevant Loss) of any Loss that the Boral Group Member pays, suffers, incurs or is liable for under or in relation to that Parent Guarantee after Completion.

(d)	If a USG Group Member has not been released from a Parent Guarantee in accordance with clause 4.6(a) by Completion, Boral must pay USG an amount equal to Boral’s Shareholding Percentage (at the time of the relevant Loss) of any Loss that the USG Group Member pays, suffers, incurs or is liable for under or in relation to that Parent Guarantee after Completion.

4.7	Subsidiary Guarantees

(a)	Before Completion Boral must ensure that, effective from (or before) Completion, each BGA Group Member is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it.

(b)	Before Completion USG must ensure that, effective from (or before) Completion, each USG Contributed Entity is released from any actual, contingent or accrued liabilities under a Subsidiary Guarantee given by it.

4.8	Access

(a)	During the period between the date of this Agreement up to the earlier of Completion and termination of this Agreement, Boral must ensure that USG and a reasonable number of persons authorised by USG are given, on reasonable notice:

(i)	reasonable, non-disruptive access during normal business hours at the relevant location to inspect the assets, premises, books and records of the BGA Group Members; and

(ii)	reasonable, non-disruptive access during reasonable mutually agreed hours to senior management of the BGA Group Members,

provided that USG must ensure that any persons provided with such access comply with the reasonable requirements of the BGA Group Members or any relevant Third Party in respect of the access and do not interfere with the business or operations of the BGA Group.

(b)	During the period between the date of this Agreement up to the earlier of Completion and termination of this Agreement, USG must ensure that Boral and a reasonable number of persons authorised by Boral are given, during normal business hours and on reasonable notice:

(i)	reasonable, non-disruptive access to inspect the assets, premises, books and records of the USG Contributed Entities; and

(ii)	reasonable, non-disruptive access to senior management of the USG Contributed Entities,

provided that Boral must ensure that any persons provided with such access comply with the reasonable requirements of the USG Contributed Entities or any relevant Third Party in respect of the access and do not interfere with the business or operations of the USG Contributed Entities.

4.9	USG Financing

During the period prior to Completion, Boral shall cause the BGA Group to promptly provide, in connection with any financing arrangement to be entered into by USG for the purpose of funding the payment of the Initial Purchase Price, such cooperation as may be reasonably requested by USG, including:

(a)	participation (whether in person or by phone) in a reasonable number of meetings or sessions with prospective lenders, investors and rating agencies;

(b)	furnishing USG and its financiers with financial and (subject to confidentiality undertakings satisfactory to Boral, acting reasonably) other pertinent information regarding the BGA Group;

(c)	assisting with the preparation of customary offering documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials;

(d)	requesting assistance and cooperation of the BGA Group’s independent accountants, including participation in a reasonable number of drafting and accounting due diligence sessions and provision of consents for the use of their reports in materials related to the aforementioned financing and customary “comfort” letters (including “negative assurance” comfort) with respect to the financial information to be included in any offering memorandum, and providing such accountants with any documentation reasonably requested by them in connection therewith; and

(e)	consenting to the use of the Accounts of BGA Group and other BGA Group financial information (in a form and substance satisfactory to Boral, acting reasonably having regard to the extent to which such information is publicly available) for the aforementioned offering documents and materials.

USG must promptly reimburse the Boral Group and the BGA Group (as applicable) for all reasonable out-of-pocket costs and expenses incurred in providing co-operation at USG’s request under this clause 4.9.

4.10	TOSAs

(a)	Boral and USG will work together in good faith to agree detailed service schedules for inclusion in the Boral TOSA and the USG TOSA as soon as practicable following the date of this Agreement.

(b)	Boral will before the Completion Date keep USG notified of Third Party Approvals obtained for the purposes of clause 5.1 of the Boral TOSA.

(c)	USG will before the Completion Date keep Boral notified of Third Party Approvals obtained for the purposes of clause 5.1 of the USG TOSA.

4.11	Third Party consents – general

(a)	Before Completion Boral must use reasonable endeavours to obtain consents from relevant counterparties (or meet other applicable contractual requirements) under ‘change of control’ or similar provisions in contracts or property leases to which any BGA Group Member is party, to the extent such provisions would otherwise be triggered by the transactions contemplated by this Agreement, including without limitation consent to change of control under the Distributorship Agreement dated 1 January 2009 between Byuksan Corporation, Boral Plasterboard System Co., Ltd and Boral Gypsum Korea Co., Ltd.

(b)	Before Completion USG must use reasonable endeavours to obtain consents from relevant counterparties (or meet other applicable contractual requirements) under ‘change of control’ or similar provisions in contracts or property leases to which any USG Contributed Entity is party, to the extent such provisions would otherwise be triggered by the transactions contemplated by this Agreement, including without limitation:

(i)	consent to change of control under the Manufacturing and Supply Agreement between USG India and Metcraft Engineering Private Ltd;

(ii)	consent to change of control under the Manufacturing and Supply Agreement between USG India and Premium Steels; and

(iii)	giving prior written notification to Pelaburan Hartanah Berhad under the Tenancy Agreement between USG Far East and PHB in relation to the office premises in Petaling, Malaysia.

(c)	To the extent any consents referred to in clauses 4.11(a) or 4.11(b) are not obtained by Completion, Boral and USG will discuss in good faith how to address the situation having regard to the best interests of the Joint Venture Group going forward.

(d)	USG undertakes that it will not (and it will procure that any other relevant member of the USG Group does not) exercise any right to terminate:

(i)	the Intellectual Property License Agreement (Manufacturing) between United States Gypsum Company and USG Corporation (as licensors) and USG-Zawawi Drywall LLC (to the extent such agreement has been entered into); or

(ii)	any other existing intellectual property licence to any other USG Joint Venture,

to the extent any such rights arise on Completion as a result of the transactions contemplated by this Agreement.

4.12	Safety

Boral and USG each acknowledge their respective commitments to ensuring safe workplaces. Boral and USG agree:

(a)	to co-operate in good faith between the date of this Agreement and Completion to agree proposed measures to be implemented following Completion to improve work practices and safety at sites under the control of the Boral Joint Venture or the USG Joint Ventures, consistent with safety practices of Boral and USG;

(b)	to submit such agreed measures to the boards of BAGL and SingCo for approval as soon as practicable after Completion; and

(c)	to exercise the Joint Venture Group’s rights in relation to the Boral Joint Venture and the USG Joint Ventures after Completion to implement such agreed measures to the extent it is within the Joint Venture Group’s power to do so.

4.13	Expanded Baker & McKenzie review

Boral and USG will each use their respective best endeavours (having regard to their ability to control or influence the actions of the relevant entities) to ensure that:

(a)	the consent of Rondo Building Services Pty Limited and each USG Joint Venture is obtained as soon as practicable after the date of this Agreement to the inclusion of (in the case of Rondo) Rondo’s operations in Asian jurisdictions and (in the case of the USG Joint Ventures) the operations of the relevant USG Joint Venture and its Subsidiaries within the review to be conducted by Baker & McKenzie; and

(b)	(subject to such consent) such operations of Rondo and the operations of each USG Joint Venture (and their respective Subsidiaries) are so included,

on the basis that:

(c)	the scope of the review will be determined in accordance with Schedule 8;

(d)	USG and Boral will instruct Baker & McKenzie to include the results of such reviews in the Baker & McKenzie Report; and

(e)	following Completion USG and Boral agree that the Joint Venture Group will (having regard to its ability to control or influence the actions of the relevant entity in each case) take all reasonable steps to seek the approval of Rondo Building Services Pty Limited and each USG Joint Venture for the implementation of the recommendations in the Baker & McKenzie Report in relation to the relevant entity and to ensure such approvals, if obtained, are acted upon.

In addition, following Completion USG and Boral agree that the Joint Venture Group will exercise its rights in relation the Boral Joint Venture and the USG Joint Ventures so as to ensure that, to the extent it is within the Joint Venture Group’s power to do so, that entity creates and implements guidelines and procedures for the proper monitoring of compliance with applicable International Trade Laws (as defined in Schedule 1) which are in the nature of sanctions or embargoes.

4.14	Other matters

(a)	USG must ensure that from Completion all exports of Star-USG Building Materials Co, Ltd (or any Subsidiary) out of China and into any country or geographical area forming part of the Territory are made through a Joint Venture Group Member (and not for the avoidance of doubt any USG Group Member).

(b)	USG and Boral will each use their commercially reasonable endeavours in good faith to reach, as soon as practicable after the date of this Agreement, mutually acceptable accommodations with BBMG Corporation in relation to the operations of the Joint Venture Group in China, to take effect from Completion. USG and Boral acknowledge the objective of such arrangements is to achieve a beneficial arrangement for the Joint Venture Group, while minimising as far as practicable any adverse financial impact on the Joint Venture Group arising from pre-existing commitments in relation to Star-USG Building Products Co., Ltd.

(c)	USG and Boral will each use their commercially reasonable endeavours in good faith to reach, as soon as practicable after the date of this Agreement, mutually acceptable accommodations with relevant third parties in relation to the operations of the Joint Venture Group in the Middle East region, to take effect from Completion. USG and Boral acknowledge the objective of such arrangements is to achieve a beneficial arrangement for the Joint Venture Group, while minimising as far as practicable any adverse financial impact on the Joint Venture Group arising from pre-existing commitments in relation to USG Middle East Ltd and Arabian Coast Trading, S.A..

4.15	US tax matters

(a)	Boral must before Completion provide USG with properly completed United States Internal Revenue Service Forms 8832 for the following entities (“Checked Entities”) together with proof of filing:

(i)	Boral Middle East (Dubai) L.L.C.

(ii)	Boral Plasterboard Marketing Sdn. Bhd.

(iii)	Gypsum Business Ltd.

(iv)	South Korean Plasterboard Corporation

(v)	Siamsum Corporation

(vi)	China Plasterboard Corporation

(vii)	BGA Holdings Ltd.

(b)	Boral and the Boral Seller agree to cooperate with USG (and Boral and USG agree that SingCo will co-operate with USG) to ensure that elections are filed to treat each of the following entities as disregarded entities for U.S. federal income tax purposes effective two (2) days after the Completion: (a) USG Manufacturing Worldwide Ltd.; (b) USG Asia Pacific Holdings Ltd.; and (c) USG Cayman Holdings Ltd.

4.16	USG restructure

Before Completion, USG must ensure that each of the following actions occurs (without cost or liability to any USG Contributed Entity):

(a)	CGC Inc. distributes its shares in USG ChinaLux S.à r.l., to the Acquirer;

(b)	USG Latin America, LLC distributes its shares in USG Manufacturing Worldwide, Ltd. to the Acquirer;

(c)	USG Interiors International, LLC distributes its interests in USG Interiors Pacific, Ltd, USG Interiors Australia Pty Limited, and USG Cayman Holdings Ltd. to the Acquirer;

(d)	USG Interiors International, LLC is liquidated, distributing the shares in USG Asia Pacific Holdings Pte Ltd to the Acquirer;

(e)	USG Corporation licenses to USG Foreign Investments, Ltd, in exchange for preferred stock that is not section 351(g) stock, the Intellectual Property Rights to be licensed at Completion under the USG Australasia IP Licences and the USG Asia IP Licences;

(f)	United States Gypsum Company licenses to USG Foreign Investments, Ltd, in exchange for preferred stock that is not section 351(g) stock, the Intellectual Property Rights to be licensed at Completion under the USG Australasia IP Licences and the USG Asia IP Licences;

(g)	USG Interiors, LLC licenses to USG Foreign Investments, Ltd, in exchange for preferred stock that is not section 351(g) stock, the Intellectual Property Rights to be licensed at Completion under the USG Australasia IP Licences and the USG Asia IP Licences; and

(h)	USG Foreign Investments, Ltd licenses to the Acquirer the Intellectual Property Rights to be licensed at Completion under the USG Asia IP Licences.

4.17	Share figures

If Boral and USG agree before Completion that there needs to be changes to any number of shares identified in this Agreement or the Australasia Sale Agreement to be issued or transferred at Completion, the allocation of aggregate value between this Agreement and the Australasia Sale Agreement (or both) they agree to work together in good faith to agree any consequential reallocation of the value of the USG contributed assets and the Boral contributed assets and any consequential changes to share numbers and the split of the aggregate initial purchase price across this Agreement and the Australasia Sale Agreement (being US$500 million). For the avoidance of doubt any such changes will be an allocation exercise only and there is to be no change to the aggregate transaction value or to the aggregate purchase price.

5.	COMPLETION

5.1	Date and place

Completion must take place at 10.00 am at the offices of Jones Day, 88 Phillip Street, Sydney, NSW 2000, on the day which is:

(a)	the last Business Day of the month during which the Condition Satisfaction Date falls; or

(b)	if the Business Day determined under clause 5.1(a) would be less than 7 days after the Condition Satisfaction Date, the last Business Day of the following month,

or such other time or place as the parties may agree in writing.

5.2	Completion obligations

(a)	On Completion (or before where the nature of the action permits it), each Party must carry out the Completion steps referable to it in accordance with Schedule 5.

(b)	Subject to clause 5.4 Completion is taken to have occurred when each party has performed all its obligations under this clause 5.2 and Schedule 5.

5.3	Order of events at Completion

(a)	Subject to clause 5.3(c) (and except to the extent Schedule 5 requires certain actions to be taken before Completion), the actions to take place as contemplated by clause 5.2 and Schedule 5 are interdependent and must take place, as nearly as possible, simultaneously, but so that they are taken to have occurred in the following sequence:

(i)	first, the entry into the USG Asia IP Licences between the Acquirer and SingCo;

(ii)	second, the transfer of the USG Contributed Shares to SingCo by the Acquirer;

(iii)	third, the subscription and issue of the Subscription Shares to the Acquirer;

(iv)	fourth, the transfer of the Boral Contributed Tranche 1 Shares to SingCo by Boral Seller in exchange for the issue of the Boral Subscription Tranche 1 Shares to Boral Seller; and

(v)	fifth, the entry into the Boral Asia IP Licenses between Boral Seller and SingCo;

(vi)	sixth, the transfer of the Boral Contributed Tranche 2 Shares to SingCo by Boral Seller

(vii)	seventh, the issue of the Boral Subscription Tranche 2 Shares to the Boral Seller; and

(viii)	eighth, the transfer of the Sale Shares by the Boral Seller to the Acquirer and all other actions.

(b)	If one action required by clause 5.2 and Schedule 5 does not take place, then without prejudice to any rights available to any party as a consequence:

(i)	there is no obligation on any party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(iii)	each Party must return to the relevant other Party all documents delivered to it under clause 5.2 and Schedule 5 and must each repay to the relevant other Party all payments received by it under clause 5.2 and Schedule 5, without prejudice to any other rights any Party may have in respect of that failure.

(c)	USG may, in its sole discretion, waive any or all of the actions that any Boral Group Member or BGA Group Member is required to perform under Schedule 5 and Boral may, in its sole discretion, waive any or all of the actions that any USG Group Member is required to perform under Schedule 5.

5.4	Interdependency with Australasia Completion

(a)	Completion under this Agreement is interdependent with, and is to occur (as far as possible having regard to clause 5.3 and the equivalent provision of the Australasia Sale Agreement) simultaneously with, Australasia Completion under the Australasia Sale Agreement.

(b)	If Australasia Completion under the Australasia Sale Agreement does not occur for any reason, Completion under this Agreement will be taken not to have occurred (notwithstanding clause 5.2 and Schedule 5 having otherwise being complied with) and clause 5.3(b) will apply.

5.5	Notice to complete

(a)	If a Party (Failing Party) fails to satisfy all of its obligations under clause 5.2 and Schedule 5 on the day and at the place and time for Completion determined under clause 5.1 (or fails to satisfy its obligations under clause 7.11(d) in relation to ensuring SingCo satisfies all of its obligations at Completion) then:

(i)	if the Failing Party is a Boral Party or a BGA Group Member, USG; or

(ii)	if the Failing Party is a USG Party, Boral,

(in each case the Notifying Party) may give the Failing Party a notice requiring the Failing Party to satisfy those obligations on any Business Day within a period of 14 days from the date of the notice and declaring time to be of the essence.

(b)	If the Failing Party fails to satisfy those obligations within those 14 days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement with immediate effect by giving written notice to each other Party.

5.6	Post Completion actions

(a)	From Completion until the Sale Shares are registered in the name of the Acquirer, Boral Seller must:

(i)	appoint the Acquirer as its sole proxy as holder of Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares;

(ii)	not vote at any shareholders’ meetings of SingCo in respect of the Sale Shares;

(iii)	take all other actions in the capacity of a registered holder of the Sale Shares as the Acquirer directs,

and the Acquirer indemnifies Boral Seller against all Loss suffered or incurred by it arising out of the implementation of any action taken in accordance with such proxy.

(b)	From Completion until the USG Contributed Shares are registered in the name of SingCo, the Acquirer must:

(i)	appoint SingCo as its sole proxy as holder of the relevant USG Contributed Shares to attend shareholders’ meetings and exercise the votes attaching to the USG Contributed Shares;

(ii)	not attend and vote at any shareholders’ meetings of any USG Contributed Entity; and

(iii)	take all other actions in the capacity of a registered holder of the USG Contributed Shares as SingCo directs,

and Boral and USG must (severally in accordance with their respective Shareholding Percentages) indemnify the Acquirer against all Loss suffered or incurred by it arising out of the implementation of any action taken by SingCo in accordance with such proxy.

(c)	From Completion until the Boral Contributed Shares are registered in the name of SingCo, Boral Seller must:

(i)	appoint SingCo as its sole proxy as holder of the Boral Contributed Shares to attend shareholders’ meetings and exercise the votes attaching to the Boral Contributed Shares;

(ii)	not attend and vote at any shareholders’ meetings of BGA; and

(iii)	take all other actions in the capacity of a registered holder of the Boral Contributed Shares as SingCo directs,

and Boral and USG must (severally in accordance with their respective Shareholding Percentages) indemnify Boral Seller all Loss suffered or incurred by it arising out of the implementation of any action taken by SingCo in accordance with the relevant proxy.

(d)	As soon as practicable following Completion (and in any event within applicable statutory timeframes) Boral and USG must procure that all requisite forms and notifications are lodged with the appropriate Governmental Agency in respect of the actions undertaken at Completion.

5.7	Co-operation

(a)	Following Completion, Boral agrees to cooperate with USG in good faith to ensure that the ownership of entities by the Joint Venture Group are structured to enable the USG Group to maintain the level of ownership required by section 902 of the Code.

(b)	Boral acknowledges and agrees that the shares and assets owned by the following entities are subject to a gain recognition agreement filed with the U.S. government and that, from Completion, the Joint Venture Group will not sell or cause to be sold the shares or assets of these businesses prior to January 1, 2019:

(i)	USG Manufacturing Worldwide Ltd;

(ii)	USG ChinaLux S.a.r.l.;

(iii)	Star-USG Building Materials Co., Ltd.

(iv)	USG Asia Pacific Holdings Pte. Ltd.

(v)	USG Interiors Pacific Ltd.;

(vi)	USG Interiors Australia Pty Ltd; and

(vii)	USG Cayman Holdings Ltd.

(c)	Boral acknowledges and agrees that USG, as a U.S.-based multinational, is subject to various detailed reporting requirements (as amended from time to time) and that to comply with these reporting requirements the USG Group will require, and the Joint Venture Group will following Completion provide, detailed information regarding the computation of earnings and profits earned by each entity within the Joint Venture Group, and the nature of those earnings and will also need receipts evidencing foreign taxes paid by the entities within the Joint Venture Group.

5.8	Long term incentive arrangements

(a)	Boral and USG acknowledge that:

(i)	certain employees and officers of the BGA Group participate in the Boral Group’s long term incentive programs (Boral LTI); and

(ii)	certain employees and officers of the USG Contributed Entities participate in the USG Group’s long term incentive programs (USG LTI).

(b)	Boral and USG agree that:

(i)	the Boral Group will be solely responsible for, and after Completion Boral will reimburse the Joint Venture Group for any Loss suffered by any Joint Venture Group Member in respect of, long term incentive entitlements of BGA Group employees and officers under the Boral LTI in respect of the Boral financial year ending 30 June 2014 (and for the avoidance of doubt in respect of all previous financial years); and

(ii)	the USG Group will be solely responsible for, and after Completion USG will reimburse the Joint Venture Group for any Loss suffered by any Joint Venture Group Member in respect of, long term incentive entitlements of USG Contributed Entity employees and officers under the USG LTI in respect of the USG financial year during which Completion occurs (and for the avoidance of doubt in respect of all previous financial years), with the expectation that in respect of later periods the Joint Venture Group will establish its own standalone long term incentive arrangements.

(c)	This clause 5.8 does not apply in relation to bonus entitlements or similar short term incentives to which employees or officers of the BGA Group or any USG Contributed Entity (including participants in the Boral LTI or the USG LTI) may be entitled. Following Completion these entitlements will be the responsibility of the Joint Venture Group.

5.9	Expatriates

Boral and USG agree that:

(a)	the Boral Group will be solely responsible for, and after Completion Boral will reimburse the Joint Venture Group for any Loss suffered by any Joint Venture Group Member in respect of, all costs of repatriation and re-employment of expatriate employees seconded by the Boral Group to the BGA Group as at Completion; and

(b)	the USG Group will be solely responsible for, and USG will after Completion reimburse the Joint Venture Group for any Loss suffered by any Joint Venture Group Company in respect of, all costs of repatriation and re-employment of expatriate employees seconded by the USG Group to the USG Contributed Entities as at Completion.

6.	PURCHASE PRICE ADJUSTMENT

6.1	Definitions

The meanings of the terms used in this clause 6 are set out below.

Asia USG Adjustment Amount has the meaning given in Part 1 of Schedule 10.

BGA Adjustment Amount has the meaning given in Part 1 of Schedule 9.

BGA Completion Statement means a statement prepared under this clause 6, calculating the BGA Adjustment Amount in the manner and format prescribed in Schedule 9 for the BGA Group prepared as at close of business on the Completion Date.

Independent Expert has the meaning provided in clause 6.8(a).

Dispute Notice is defined in clause 6.5(b).

Review Period means the period of 30 days commencing on the later to occur of:

(a)	USG delivering a draft USG Completion Statement under clause 6.4(a); and

(b)	Boral delivering a draft BGA Completion Statement under clause 6.4(b).

USG Completion Statement means a statement prepared under this clause 6, calculating the Asia USG Adjustment Amount in the manner and format prescribed in Schedule 10 for the USG Contributed Entities prepared as at close of business on the Completion Date.

6.2	Purchase Price

The Initial Purchase Price will be adjusted:

(a)	at Completion, in accordance with clause 6.3; and

(b)	after Completion, in accordance with clauses 6.4 to 6.11.

6.3	Estimated positions at Completion

(a)	No later than 7 days before the scheduled date for Completion under clause 5.1:

(i)	USG must deliver to Boral a statement setting out USG’s estimate, prepared in good faith, of the Asia USG Adjustment Amount as at that scheduled Completion date together with reasonable supporting workings; and

(ii)	Boral must deliver to USG a statement setting out Boral’s estimate, prepared in good faith, of the BGA Adjustment Amount as at that scheduled Completion date together with reasonable supporting workings.

(b)	If either Boral or USG fails to deliver a statement complying with clause 6.3(a) by the date required by that clause, the relevant party will be taken to have delivered an estimated Asia USG Adjustment Amount or estimated BGA Adjustment Amount (as the case may be) of zero.

(c)	The Initial Purchase Price payable at Completion will be adjusted so that:

(i)	if the estimated BGA Adjustment Amount is higher than the estimated Asia USG Adjustment Amount, the Initial Purchase Price will be increased by an amount equal to 50% of the difference; and

(ii)	if the BGA Adjustment Amount is lower than the Asia USG Adjustment Amount, the Initial Purchase Price will be decreased by an amount equal to 50% of the difference,

provided that no adjustment will be made if the required increase or decrease would be, when aggregated with the corresponding required increase or decrease under the Australasia Sale Agreement, less than US$200,000.

(d)	If Completion is delayed beyond the date for which the estimates were prepared, Boral and USG must consult in good faith regarding any material changes to their estimates (and if updated estimates are agreed the adjustments to the Initial Purchase Price under clause 6.3(c) will be made accordingly).

6.4	Post Completion – final adjustments

(a)	USG must procure that a draft of the USG Completion Statement is prepared in accordance with this clause 6 and delivered to Boral by the date which is 90 days after the Completion Date (or such other date as Boral and USG agree in writing).

(b)	Boral must procure a draft of the BGA Completion Statement is prepared in accordance with this clause 6 and delivered to USG by the date which is 90 days after the Completion Date (or such other date as Boral and USG agree in writing).

6.5	Review and dispute

(a)	By no later than the end of the Review Period:

(i)	Boral must give USG a written notice, which states that Boral either:

(A)	accepts the draft USG Completion Statement; or

(B)	disputes one or more items or the calculation of one or more items in the draft USG Completion Statement (in which case clause 6.5(b) will apply); and

(ii)	USG must give Boral a written notice, which states that USG either:

(A)	accepts the draft BGA Completion Statement; or

(B)	disputes one or more items or the calculation of one or more items in the draft BGA Completion Statement (in which case clause 6.5(b) will apply).

(b)	If Boral wishes to dispute any item or calculation of any item in the draft USG Completion Statement, or USG wishes to dispute any item or calculation of any item in the draft BGA Completion Statement, then that Party must, before the end of the Review Period, also give a written notice (Dispute Notice) to the other which:

(i)	sets out details of each item or calculation of each item that is in dispute;

(ii)	sets out a separate dollar value for each of the disputed items; and

(iii)	sets out full details of the reasons why each of the relevant items is in dispute.

(c)	Boral may only give one Dispute Notice and USG may only give one Dispute Notice.

6.6	Acceptance and Deemed Acceptance

If either Boral or USG:

(a)	gives a notice under clause 6.5(a)(i) or 6.5(a)(ii) (as the case may be) accepting the draft BGA Completion Statement or the draft USG Completion Statement(as relevant); or

(b)	notwithstanding the requirements of clause 6.5 fails to give the other a notice accepting or disputing the draft BGA Completion Statement or the draft USG Completion Statement (as relevant) within the Review Period; or

(c)	gives a notice to the other purporting to dispute the draft BGA Completion Statement or the draft USG Completion Statement (as relevant) after expiry of the Review Period; or

(d)	gives a notice to the other purporting to dispute the draft BGA Completion Statement or the draft USG Completion Statement (as relevant) within the Review Period but fails to give a Dispute Notice within the Review Period, then the draft BGA Completion Statement or the draft USG Completion Statement (as relevant) in the form in which it was delivered under clause 6.4 will be taken to be the definitive “BGA Completion Statement” or “USG Completion Statement” (as relevant) for the purposes of this Agreement, and will be final and binding on the Parties (including for the avoidance of doubt for the determination of the BGA Adjustment Amount or the Asia USG Adjustment Amount, as the case may be).

6.7	Dispute Resolution Procedure

(a)	If either Boral or USG gives a Dispute Notice within the Review Period pursuant to clause 6.5(b), then Boral and USG must, within 30 days after expiry of the Review Period, use their reasonable endeavours in good faith to:

(i)	resolve the issues set out in the Dispute Notice or Dispute Notices; and

(ii)	reflect any resolution regarding those issues in a written agreement.

(b)	If any agreement reached under clause 6.7(a) resolves all outstanding issues in relation to the BGA Completion Statement or the USG Completion Statement (as relevant), the parties must make any required changes that arise from that agreement to the draft BGA Completion Statement or the draft USG Completion Statement (as relevant), and the resulting document will be taken to be the definitive “BGA Completion Statement” or “USG Completion Statement” (as relevant) for the purposes of this Agreement, and will be final and binding on the Parties (including for the avoidance of doubt for the determination of the BGA Adjustment Amount or the Asia USG Adjustment Amount, as the case may be).

6.8	Referral to Independent Expert

(a)	If USG and Boral have not been able to resolve the issues set out in a Dispute Notice given pursuant to clause 6.5(b) within 30 days of the expiry of the Review Period, then the unresolved matters must be referred for resolution to an independent person agreed between USG and Boral within a further 7 days. If USG and Boral cannot agree on who the independent person will be within that time period, the dispute must be referred to one of the following accounting firms (to be drawn by lot in the presence of a representative of USG and Boral):

(i)	PwC Australia;

(ii)	Deloitte Australia;

(iii)	KPMG Australia;

(iv)	Ernst & Young Australia,

and if each of the above firms refuse the appointment, then a firm shall be selected from the following list (to be drawn by lot in the presence of a representative of USG and Boral):

(v)	BDO

(vi)	Grant Thornton;

(vii)	PKF,

and the Independent Expert for the purposes of this clause 6 will be the person agreed or selected under this clause 6.8(a). For the avoidance of doubt, if both the BGA Completion Statement and the USG Completion Statement are in dispute, both disputes must be referred to the same Independent Expert at the same time.

(b)	The Independent Expert must be instructed by USG and Boral:

(i)	to determine only the unresolved issues in the Dispute Notice or Dispute Notices;

(ii)	to decide the procedures and timing to be followed in order to resolve the dispute (save as set out in this clause 6);

(iii)	to provide a written determination to USG and Boral no later 30 days after receipt of the submissions contemplated by clause 6.8(c) setting out the Independent Expert’s determination as to:

(A)	the unresolved issues;

(B)	amendments (if any) required to be made to the BGA Completion Statement, the USG Completion Statement, or both (as the case may be depending on the subject matter of the dispute or disputes);

(C)	the BGA Adjustment Amount, the Asia USG Adjustment Amount, or both (as the case may be depending on the subject matter of the dispute or disputes); and

(D)	the allocation of the Independent Expert’s costs.

(c)	USG and Boral may make separate written submissions to the Independent Expert (to be delivered within 14 days after the Independent Expert is appointed) and may make a response to the submissions of the other.

(d)	The Independent Expert will act as an expert and not as an arbitrator in determining the dispute. The Independent Expert’s decision in relation to the matters in its written determination will be final, conclusive and binding on the Parties (except in the case of manifest error).

(e)	The Independent Expert must be instructed to, in reaching its determination:

(i)	apply the requirements of this clause 6 (and Schedule 9 or Schedule 10 (as applicable)) insofar as they relate to financial and accounting matters and the format of the respective completion statements;

(ii)	not take into account any other dispute that may be ongoing between the parties and unrelated to the Dispute Notice or Dispute Notices submitted to the Independent Expert; and

(iii)	rely solely on the submissions by the Parties to the Independent Expert and not independent review.

(f)	The Independent Expert must be instructed that, in resolving any disputed item, the Independent Expert may not assign a greater value to any such item than the greatest value for such item claimed by either USG or Boral in the written submissions to the Independent Expert or less than the lowest value for such item claimed by either USG or Boral in such submissions.

(g)	Any written correspondence between the Independent Expert and any of the Parties must be copied to each of the other Parties at the same time as it is sent to the principal recipient.

(h)	Each of the Parties must promptly provide the Independent Expert with any information, assistance and cooperation that the Independent Expert reasonably requests to assist in making his or her determination.

(i)	The costs of the Independent Expert will be borne in the proportion determined by the Independent Expert having regard to the outcome of the dispute or disputes referred to the Independent Expert (and failing any cost allocation by the Independent Expert, equally between USG and Boral. In addition, at the time of appointing the Independent Expert Boral and USG must agree to any customary terms of engagement of the Independent Expert, including as to indemnities in favour of the Independent Expert

6.9	Access

(a)	USG must ensure that each USG Group Member permits representatives of Boral and its advisers to have access to and take extracts from the books, correspondence, accounts or other records relating to the USG Contributed Entities for the period before Completion in their possession or control as Boral and its advisers reasonably request in relation to the review of, and agreement to, the USG Completion Statement.

(b)	Boral must ensure that each Boral Group Member permits representatives of USG and its advisers to have access to and take extracts from the books, correspondence, accounts or other records relating to the BGA Group for the period before Completion in their possession or control as USG and its advisers reasonably request in relation to:

(i)	the preparation of, and agreement to, the USG Completion Statement; and

(ii)	the review of, and agreement to, the BGA Completion Statement.

(c)	USG and Boral must use all reasonable endeavours to ensure (as ultimate shareholders in BGA after Completion) that each BGA Group Member permits representatives of USG, Boral and their respective advisers to have access to and take extracts from the books, correspondence, accounts or other records relating to the BGA Group and the USG Contributed Entities for the period before Completion in their possession or control as USG, Boral and their respective advisers reasonably request in relation to the preparation and review of, and agreement to, the USG Completion Statement and the BGA Completion Statement.

6.10	If Expert process fails

If this clause 6 requires any disputed matters to be referred to an Independent Expert for resolution but no Independent Expert determination on the relevant matters is possible because:

(a)	USG and Boral do not agree on the Independent Expert and none of the firms selected as potential Independent Experts agrees to the accept the appointment;

(b)	an Independent Expert is appointed but the Independent Expert subsequently withdraws or advises that it is for any reason unable to make a determination; or

(c)	for any other reason,

and USG and Boral cannot within a further 14 days agree on the appointment of an alternative Independent Expert, then the Independent Expert process will be taken to have failed and any party may commence proceedings in a court of competent jurisdiction in relation to the resolution of the relevant disputed matters (on the basis that each party will for the avoidance of doubt still have an obligation to make the payments required by clause 6.11).

6.11	Payment of final adjustments

(a)	If the BGA Adjustment Amount finally agreed or determined in accordance with this clause 6 is higher than the Asia USG Adjustment Amount finally agreed or determined in accordance with this clause 6, then subject to clause 6.11(c)on the Final Adjustment Date the Acquirer must pay to Boral Seller, as an increase to the Initial Purchase Price:

(i)	an amount equal to 50% of the difference; less

(ii)	the amount (if any) by which the Initial Purchase Price paid at Completion was increased under clause 6.3(c),

provided that if the amount under clause 6.11(a)(i) above is smaller than the amount under clause 6.11(a)(ii) above so that the calculation results in a negative number (an Adjustment Shortfall):

(iii)	the Acquirer will have no obligation to make a payment to Boral Seller under this clause 6.11(a); and

(iv)	Boral Seller must instead pay to the Acquirer on the Final Adjustment Date an amount equal to the relevant Adjustment Shortfall.

(b)	If the BGA Adjustment Amount finally agreed or determined in accordance with this clause 6 is lower than the Asia USG Adjustment Amount finally agreed or determined in accordance with this clause 6, then then subject to clause 6.11(c) on the Final Adjustment Date Boral Seller must pay to the Acquirer, as a reduction to the Initial Purchase Price:

(i)	an amount equal to 50% of the difference; less

(ii)	the amount (if any) by which the Initial Purchase Price paid at Completion was reduced under clause 6.3(c),

provided that if the amount under clause 6.11(b)(i) above is smaller than the amount under clause 6.11(b)(ii) above so that the calculation results in a negative number (an Adjustment Shortfall):

(iii)	the Boral Seller will have no obligation to make a payment to the Acquirer under this clause 6.11(b); and

(iv)	the Acquirer must instead pay to Boral Seller on the Final Adjustment Date an amount equal to the relevant Adjustment Shortfall.

(c)	No amount will be payable by any Party (and no adjustment to the Initial Purchase Price will be made) under this clause 6.11 unless the amount determined under clause 6.11(a) or 6.11(b) would be, when aggregated with any amount payable by the Party (or any Related Body Corporate of the Party) under the corresponding provision under the Australasia Sale Agreement, exceeds US$200,000.

6.12	Interaction with Australasia Sale Agreement

If a dispute is referred to an Independent Expert under clause 6.8 in circumstances where:

(a)	a ‘Dispute Notice’ has also been given under the corresponding provisions of the Australasia Sale Agreement; and

(b)	there are unresolved issues between the parties in relation to that Dispute Notice,

then both disputes must be referred to the same Independent Expert at the same time.

6.13	Additional adjustments – Korea

(a)	The Parties acknowledge that:

(i)	Boral Plasterboard Systems Ltd (BPS), a Korean Subsidiary of BGA, may at Completion have surplus cash available for distribution (the Surplus Cash); and

(ii)	the BGA Completion Statement will be prepared on the basis that the ‘Boral Korea Withholding Tax Adjustment’ will be applied to the net cash position of BPS at Completion in the amount and in the circumstances contemplated by clause 1.5 of Part 1 of Schedule 9; and

(iii)	the ‘Boral Korea Withholding Tax Adjustment’ will be either 15%, 10% or zero (in accordance with the relevant provisions of clause 1.5 of Part 1 of Schedule 9.

(b)	This clause 6.13 applies in circumstances where the ‘Boral Korea Withholding Tax Adjustment’ applied to net cash of BPS in the BGA Completion Statement is 15% or 10% (but not if it is zero). Where this clause 6.13 applies, the amount of cash of BPS to which the ‘Boral Korea Withholding Tax Adjustment’ applied is the Surplus Cash.

(c)	The following applies to each distribution by BPS of any of the Surplus Cash to its immediate shareholding entity at any time after Completion:

(i)	if the Korean withholding tax applicable to the distribution is at the same rate as the applicable ‘Boral Korea Withholding Tax Adjustment’, no adjustment will be made under this clause 6.13;

(ii)	if the Korean withholding tax applicable to the distribution is applied at a higher rate than the rate applied in the ‘Boral Korea Withholding Tax Adjustment’, then within 10 Business Days after the date of the distribution the Boral Seller must pay to the Acquirer as a reduction to the Initial Purchase Price an amount equal to 50% of the difference between:

(A)	the value ascribed to the amount distributed in the BGA Completion Statement (being 90% of the relevant amount or 85% of the relevant amount, as applicable); and

(B)	the amount of the distribution net of the applicable withholding tax; and

(iii)	if the Korean withholding tax applicable to the distribution is applied at a lower rate than the rate applied in the applicable ‘Boral Korea Withholding Tax Adjustment’, then within 10 Business Days after the date of the distribution the Acquirer must pay to the Boral Seller as an increase to the Initial Purchase Price an amount equal to 50% of the difference between:

(A)	the value ascribed to the amount distributed in the BGA Completion Statement (being 90% of the relevant amount or 85% of the relevant amount, as applicable); and

(B)	the amount of the distribution net of the applicable withholding tax; and

(d)	If at any time after Completion Boral and USG agree in writing that all or any part of the Surplus Cash to which the ‘Boral Korea Withholding Tax Adjustment’ was applied is to be reinvested or otherwise applied in the business of BPS (as opposed to being distributed) (such part of the Surplus Cash being the Reinvested Amount) then the Acquirer must pay to the Boral Seller as an increase to the Initial Purchase Price an amount equal to 50% of the difference between:

(i)	the value ascribed to the Reinvested Amount in the BGA Completion Statement (being 90% of the relevant amount or 85% of the relevant amount, as applicable); and

(ii)	the actual face value of the Reinvested Amount.

(e)	For the purposes of the preceding provisions of this clause 6.13, any distributions by BPS after Completion will be taken to be sourced from the Surplus Cash before any other cash assets of BPS.

(f)	Without limiting clause 6.13(c), following Completion:

(i)	USG and Boral agree to ensure that, if requested by Boral in writing at any time within 2 years after Completion, the Surplus Cash is distributed by BPS to its then immediate shareholding entity or entities (and conversely that no such distribution of the Surplus Cash by BPS occurs during that period without Boral’s consent); and

(ii)	USG and Boral agree to ensure that, if requested by Boral in writing at any time within 2 years after Completion, the shares in BPS are transferred from the current BGA Group Members which hold those shares to BGA (and conversely that no transfer of the shares in BPS occurs during that period without Boral’s consent.

(g)	If Boral requires the transfer of the shares in BPS under clause 6.13(f)(ii) then to the extent any BGA Group Member incurs capital gains tax in respect of the transfer which is not refunded by the Korean tax authorities, the Boral Seller must pay to the Acquirer as a reduction to the Initial Purchase Price an amount equal to 50% of the tax liability.

6.14	Additional adjustments – Oman

(a)	In respect of the period before Completion USG will, to the extent within its power, use all reasonable endeavours to ensure that, and in respect of the period after Completion USG and Boral will, to the extent within their power, procure that the Joint Venture Group uses all reasonable endeavours to procure that:

(i)	USG-Zawawi Drywall LLC constructs and commissions as expeditiously as is practicable a plasterboard manufacturing facility in accordance with the specifications set out in the documents located at Data Room references 4.6.1.6, 4.6.1.26, and 4.6.2.9 (the Oman Plant); and

(ii)	Zawawi Gypsum LLC constructs and commissions as expeditiously as is practicable a gypsum mine in accordance with the specifications set out in the documents located at Data Room references 4.6.2.11, 4.6.2.14, 4.6.2.15, 4.6.2.18 (the Oman Mine).

(b)	For the purposes of this clause 6.14:

(i)	Plant Completion means the first date on which each of the following is satisfied in respect of the Oman Plant:

(A)	the Oman Plant has achieved 3 consecutive operating shifts, 8 hr shift minimums, at 75% Overall Equipment Efficiency. For these purposes Overall Equipment Efficiency means the product of (Quality x Uptime x Design Speed)% where:

(I)	Quality means the off machine saleable production meeting specifications divided by total production;

(II)	Uptime means the time making saleable product divided by the total time (being the shift time scheduled for operations, time making saleable product is mixer run time).

(III)	Speed means the actual speed on 1⁄2” standard board divided by the capex approved speed (14 mpm on 1⁄2” standard board);

(B)	all permits and compliance certificates enabling operation have been issued and operation is in compliance those permits and compliance certificates; and

(C)	5/8” fire rated board and 1⁄2”moisture resistant board are produced and meet all required specifications.

(ii)	Mine Completion means the first date on which each of the following is satisfied in respect of the Oman Mine:

(A)	the Oman Mine has achieved 5 consecutive days of operation for regularly scheduled shifts of not less than 8 hours at an average throughput of 425 metric tons/hour over the total scheduled operating period, where:

(I)	operation for these purposes is based on production of 500 metric tons per hour of finished product sized 2” to dust as authorized in the applicable capex approval;

(II)	throughput will be calculated as the quantity of gypsum rock—2” to dust produced divided by the sum of total hours of scheduled operation for each shift; and

(III)	total hours of scheduled operation will be the period from the start of raw material feed to the crushing plant until the scheduled end of the shift; and

(B)	all permits and compliance certificates enabling operation have been issued and operation is in compliance with those permits and compliance certificates.

(c)	The Parties acknowledge that the USG Completion Statement will include, in accordance with clause 1.5 of Part 1 of Schedule 10:

(i)	an adjustment to increase Net Debt of USG-Zawawi Drywall LLC for the Oman Plant development in progress representing the estimate of USG-Zawawi Drywall LLC’s share of the remaining capital expenditures to occur between the Completion Date and Plant Completion; and

(ii)	an adjustment to increase Net Debt of Zawawi Gypsum LLC for the Oman Mine development in progress representing the estimate of Zawawi Gypsum LLC’s share of the remaining capital expenditures to occur between the Completion Date and Mine Completion.

(d)	If the actual cost to USG-Zawawi Drywall LLC from the Completion Date to achieve Plant Completion (including for the avoidance of doubt both capital expenditure and operational expenditure to the extent required to achieve Plant Completion):

(i)	is more than the amount included in the USG Completion Statement calculated on the same basis, then within 30 days after Plant Completion the Acquirer must pay to the Boral Seller as an increase to the Initial Purchase Price an amount equal to 25% of the difference between that amount and the relevant actual cost; and

(ii)	is less than the amount included in the USG Completion Statement calculated on the same basis, then within 30 days after Plant Completion the Boral Seller must pay to the Acquirer as a reduction to the Initial Purchase Price an amount equal to 25% of the difference between that amount and the relevant actual cost.

(e)	If the actual cost to Zawawi Gypsum LLC from the Completion Date to achieve Mine Completion (including for the avoidance of doubt both capital expenditure and operational expenditure to the extent required to achieve Mine Completion):

(iii)	is more than the amount included in the USG Completion Statement calculated on the same basis, then within 30 days after Mine Completion the Acquirer must pay to the Boral Seller as an increase to the Initial Purchase Price an amount equal to 27.5% of the difference between that amount and the relevant actual cost; and

(iv)	is less than the amount included in the USG Completion Statement calculated on the same basis, then within 30 days after Mine Completion the Boral Seller must pay to the Acquirer as a reduction to the Initial Purchase Price an amount equal to 27.5% of the difference between that amount and the relevant actual cost.

(f)	For the avoidance of doubt, this clause 6.14 (and the relevant provisions of clause 1.5 of Part 1 of Schedule 10) are intended to operate so that USG bears all the costs relevant to the total post-Completion shareholding of both Boral and USG in USG-Zawawi Drywall LLC and Zawawi Gypsum LLC, for both capital expenditure and operating expenditure to the extent required, to achieve Plant Completion and Mine Completion for USG-Zawawi Drywall LLC and Zawawi Gypsum LLC respectively.

6.15	Thai land sale adjustment

(a)	For the purposes of this clause 6.15:

(i)	the SGI Group means the Boral Joint Venture and its Subsidiaries (each an SGI Group Member); and

(ii)	the SGI Land means the surplus flood-prone land owned by the SGI Group at Navanakorn Industrial Estate, Thailand.

(b)	If there has not been a completed sale of the SGI Land by the SGI Group by Completion, but a sale of the SGI Land by the SGI Group is completed within 6 months after Completion, then USG and Boral agree:

(i)	that they (and the Joint Venture Group) will take all steps required to ensure that the sale proceeds received by the SGI Group (net of costs) will be paid as soon as practicable after such settlement via dividends from relevant SGI Group members and Joint Venture Group members to Boral Seller and the Acquirer (as shareholders in SingCo); and

(ii)	the Acquirer will promptly upon receipt (and as an adjustment to the Initial Purchase Price) pay to Boral Seller an amount equal to the amount (net of all applicable taxes) of any dividend received by the Acquirer from SingCo which is referable to the sale of the SGI Land.

7.	WARRANTIES

7.1	Boral Warranties, Boral JV Warranties and Boral Tax Warranties

Boral and Boral Seller warrant to USG and the Acquirer that each of the Boral Warranties, the Boral JV Warranties and the Boral Tax Warranties is true and correct.

7.2	USG Warranties, USG JV Warranties and USG Tax Warranties

USG and the Acquirer warrant to Boral and the Boral Seller that each of the USG Warranties, the USG Tax Warranties, the USG IP Warranties and the USG JV Warranties is true and correct.

7.3	Effective dates

(a)	Subject to clause 7.3(b), the Warranties are given both as at the date of this Agreement and as at Completion.

(b)	Where a Warranty is expressed to be made as at a date, it is given with respect to that date only.

(c)	Where a Warranty is given as at Completion, that Warranty is given disregarding the change of ownership of the Sale Shares, the Boral Contributed Shares and the USG Contributed Shares that will occur upon Completion and the effect of that change of ownership.

7.4	Independent warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

7.5	Acknowledgment

(a)	The Boral Parties acknowledge that the USG Parties have entered into this Agreement and will complete this Agreement in reliance on the Boral Warranties, the Boral JV Warranties and the Boral Tax Warranties.

(b)	The USG Parties acknowledge that the Boral Parties have entered into this Agreement and will complete this Agreement in reliance on the USG Warranties, the USG Tax Warranties and the USG JV Warranties.

7.6	No merger

The Warranties are continuing and do not merge on Completion but remain in full force, subject to the limitations set forth in this Agreement.

7.7	Warranties personal

Any rights of a Party to make a Claim for breach of a Warranty are personal to that Party and may not be assigned to any other Person.

7.8	No other warranties

(a)	Each of the Parties acknowledge that, except for the Warranties (and any express warranties in any other Transaction Document), no Party nor any of its Representatives makes any express or implied representation or warranty at all in relation to this Agreement and the transactions contemplated in this Agreement.

(b)	Without limiting the foregoing, each Party acknowledges that:

(i)	at no time has any Party or any of their respective Representatives made or given, nor has any Party relied on, any representation, warranty, promise, forward-looking statement, projection or forecast in connection with this Agreement except for the Warranties; and

(ii)	to the full extent permitted by applicable law, every condition, guarantee, warranty, term, provision, representation or undertaking (whether express, implied, written, oral, collateral, statutory or otherwise) in relation to the transactions contemplated by this Agreement except the Warranties is excluded.

(c)	To the full extent permitted by law, each Party agrees not to make, and releases any right they may have to make, against any other Party or their respective Representatives any Claim based on Part 7.10 (including section 1041H) of the Corporations Act, Part 2 Division 2 (including section 12DA or 12DB) of the Australian Securities and Investments Commission Act 2001 (Cth), Parts 2-1, 2-2 or 3-1 (including sections 18, 20, 21, 22 and 29) of the Australian Consumer Law (Schedule 2 to the Competition and Consumer Act 2010 (Cth)) or on any corresponding provision of any State or Australian Territory legislation, or on a similar provision under any other applicable law, for any act or omission of another Party or for any statement or representation that is not expressly contained in this Agreement.

7.9	Mitigation of losses

Each Party must take, and must ensure each of its Related Corporations following Completion, takes, all reasonable action to mitigate any Loss suffered for which a Claim could be made against any Party pursuant to this Agreement. Nothing in this Agreement restricts or limits any general obligation at law to mitigate any Loss.

7.10	BGA

(a)	The Parties acknowledge and agree that:

(i)	Boral Seller and the Acquirer will immediately following Completion each have an indirect 50% interest in BGA;

(ii)	it is the intent of the Parties that BGA is a party to this Agreement only insofar as it is required to undertake specified actions (which may be the subject of a claim for specific performance) and that it is not intended that BGA should have, and BGA will not have:

(A)	any liability in respect of any Claim by any other Party (except for specific performance of an obligation owed by it that is to be performed at or before Completion); or

(B)	any right to bring any Claim against any other Party (except for specific performance of an obligation owed to it that is to be performed at or before Completion.

(b)	To the extent this Agreement requires BGA to do anything before or at Completion, Boral must procure that BGA does the relevant thing in accordance with the relevant provisions of this Agreement. For the avoidance of doubt this does not apply to any matters after Completion.

(c)	In relation to Claims by or against BGA:

(i)	each Party undertakes and agrees not to make any Claim against BGA which is inconsistent with clause 7.10(a)(ii);

(ii)	Boral undertakes and agrees to ensure that BGA does not make any Claim against any other Party at any time before Completion (or if Completion does not occur) which is inconsistent with clause 7.10(a)(ii); and

(iii)	BGA undertakes and agrees (and Boral Seller and the Acquirer, as shareholders in SingCo, must ensure) that BGA does not make any Claim against any other Party at any time after Completion which is inconsistent with clause 7.10(a)(ii).

7.11	SingCo

(a)	The Parties acknowledge and agree that:

(i)	Boral Seller and the Acquirer will upon establishment of SingCo, and immediately following Completion, each be 50% owners of the Shares in SingCo;

(ii)	it is the intent of the Parties that SingCo is a party to this Agreement only insofar as it is required to undertake specified actions (which may be the subject of a claim for specific performance) and that it is not intended that SingCo should have, and SingCo will not have:

(A)	any liability in respect of any Claim by any other Party (except for specific performance of an obligation owed by it that is to be performed at or before Completion); or

(B)	any right to bring any Claim against any other Party (except for specific performance of an obligation owed to it that is to be performed at or before Completion.

(d)	To the extent this Agreement requires SingCo to do anything before or at Completion, Boral and USG must each do everything within their control as 50% shareholders in SingCo to procure that SingCo does the relevant thing in accordance with the relevant provisions of this Agreement.

(b)	In relation to Claims by or against SingCo:

(i)	each Party undertakes and agrees not to make any Claim against SingCo which is inconsistent with 7.11(a)(ii);

(ii)	Boral and USG (severally) undertake and agree to ensure that SingCo does not make any Claim against any other Party at any time which is inconsistent with 7.11(a)(ii); and

7.12	Claim to be reduction of Purchase Price

Any payment to a USG Party in respect of any Claim against a Boral Party is taken to be a reduction of the Purchase Price (and any Payment to a Boral Party in respect of any Claim against a USG Party is taken to be an increase in the Purchase Price).

8.	LIMITATIONS OF LIABILITY

8.1	Disclosure

(a)	None of Boral, the Boral Seller or BGA is liable in respect of a Warranty Claim (other than a Claim arising from a breach of a Title Warranty) to the extent a fact, matter or circumstance giving rise to the Warranty Claim:

(i)	is disclosed or described in any Transaction Document (in the form such document exists at the date of this Agreement); or

(ii)	is fairly disclosed in the Data Room documents that are listed or referred to in the Boral Disclosure Schedule or in any narrative description in the Boral Disclosure Schedule (or both taken together) in circumstances where the relevant documents or narrative description (or both) are identified in the Boral Disclosure Schedule as being disclosed against:

(A)	the particular Warranty to which the relevant Warranty Claim relates; or

(B)	the group of Warranties (as classified by reference to the subject headings in the relevant Warranty schedule) in which that particular Warranty falls; or

(iii)	is fairly disclosed:

(A)	in the narrative of the Boral Q&A Responses; or

(B)	in any document referred to in a Boral Q&A Response (but in this case only to the extent the relevant fact, matter or circumstance relates to the question to which the relevant Boral Q&A Response responds); or

(iv)	is within the actual knowledge of Specified Executives of USG,

and each Party acknowledges that Boral, the Boral Seller and BGA have disclosed or are deemed to have disclosed against the Boral Warranties, and the Boral JV Warranties (other than the Title Warranties) and each Party will be treated as having actual knowledge of) all facts, matters and circumstances that fall within any of clauses 8.1(a)(i) to 8.1(a)(iv) above.

(b)	Neither USG nor the Acquirer is liable in respect of a Warranty Claim (other than a Claim arising from a breach of a Title Warranty) to the extent a fact, matter or circumstance giving rise to the Warranty Claim:

(i)	is disclosed or described in any Transaction Document (in the form such document exists at the date of this Agreement); or

(ii)	is fairly disclosed in the Data Room documents that are listed or referred to in the USG Disclosure Schedule or in any narrative description in the USG Disclosure Schedule (or both taken together) where the relevant documents or narrative description (or both) are identified in the USG Disclosure Schedule as being disclosed against:

(A)	the particular Warranty to which the relevant Warranty Claim relates; or

(B)	the group of Warranties (as classified by reference to the subject headings in the relevant Warranty schedule) in which that particular Warranty falls; or

(iii)	is fairly disclosed:

(A)	in the narrative of the USG Q&A Responses; or

(B)	in any document referred to in a USG Q&A Response (but in this case only to the extent the relevant fact, matter or circumstance relates to the question to which the relevant USG Q&A Response responds); or

(iv)	is within the actual knowledge of Specified Executives of Boral,

and each Party acknowledges that USG and the Acquirer have disclosed or are deemed to have disclosed against the USG Warranties and the USG JV Warranties (other than the Title Warranties) and each Party will be treated as having actual knowledge of) all facts, matters and circumstances that fall within any of clauses 8.1(b)(i) to 8.1(b)(iv) above.

8.2	Fair disclosure and actual knowledge

(a)	For the purposes of clause 8.1, a fact, matter or circumstance is fairly disclosed if sufficient information has been disclosed that a sophisticated investor, experienced in transactions of the nature of those contemplated by this Agreement, would be aware of the substance and significance of the information and would be aware of the nature and extent of the relevant breach of Warranty.

(b)	For the purposes of clause 8.1, a fact, matter or circumstance is within the actual knowledge of a Specified Executive only if the fact, matter or circumstance is within the actual knowledge of that individual prior to the date of this Agreement and a sophisticated investor, experienced in transactions of the nature of those contemplated by this Agreement would be aware, prior to the date of this Agreement, of the substance and significance of that fact, matter or circumstance and the nature and extent of the relevant breach of Warranty.

8.3	Warranties not limited by inquiries or knowledge

(a)	Except as expressly set out in this Agreement, no Boral Warranty, Boral JV Warranty or Boral Tax Warranty is excluded or limited by:

(i)	any inquiry or investigation made by or on behalf of USG or the Acquirer or any of their respective Representatives;

(ii)	any actual or constructive knowledge of USG, the Acquirer or any of their respective Representatives that any Boral Warranty, Boral JV Warranty or Boral Tax Warranty is or may be incorrect; or

(iii)	any other act, matter or thing.

(b)	Except as expressly set out in this Agreement, no USG Warranty, USG Tax Warranty or USG JV Warranty is excluded or limited by:

(i)	any inquiry or investigation made by or on behalf of Boral, BGA or the Boral Seller or any of their respective Representatives;

(ii)	any actual or constructive knowledge of Boral, BGA or the Boral Seller or any of their respective Representatives that any USG Warranty, USG Tax Warranty or USG JV Warranty is or may be incorrect; or

(iii)	any other act, matter or thing.

8.4	Time limits for Claims

A Party is not liable in respect of a Claim unless:

(a)	it has received a Claim Notice in accordance with clause 11.1 of this Agreement by no later than:

(i)	the date which is 6 years after the Completion Date in respect of a Claim arising from a breach of a Title Warranty;

(ii)	the end of any applicable statute of limitations with respect to a Tax Claim; and

(iii)	the date which is the earlier of:

(A)	2 years after the Completion Date; and

(B)	6 months after the completion of the audit of each of the Joint Venture Companies in respect of the first full financial year which occurs after the Completion Date,

in respect of any other Claim; and

(b)	within 6 months (or such longer period as may be agreed) after receipt of the Claim Notice:

(i)	the Claim has been agreed, compromised or settled; or

(ii)	the Party that gave the Claim Notice (or another member of the same Claim Group) has issued and served legal proceedings against the relevant Party (or another member of its Claim Group) in respect of the Claim, provided that:

(iii)	if at the time the Claim Notice is given sufficient Claims have not been made that, in aggregate, exceed any relevant threshold referred to in clause 8.6, the 6 month period referred to in this clause 8.4(b) will commence from the earlier of the date the threshold is exceeded and the date the time period for Claims of the relevant type under clause 8.4(a) above expires; and

(iv)	if the Claim Notice relates to a liability that is a contingent liability, then provided always that:

(A)	clause 11.1 has been complied with in relation to the Claim; and

(B)	the events, matters or circumstances detailed in the relevant Claim Notice as the basis of the Claim occurred before the expiry of the applicable period under clause 8.4(a),

the 6 month period referred to in clause 8.4(b) above will commence from the earlier of the date the contingent becomes an actual liability and is due and payable and the date which is 6 years after the date of the Claim Notice.

8.5	Minimum amount for Claims

(a)	None of Boral, the Boral Seller or BGA is liable in respect of a Claim (other than a Tax Claim or a Claim arising from a breach of a Title Warranty) unless the aggregate amount finally agreed or adjudicated to be payable in respect of that Claim and all other Claims by members of the same Claim Group arising from the same or similar facts, matters or circumstances is at least US$400,000.

(b)	Neither USG nor the Acquirer is liable in respect of a Claim (other than a Tax Claim or a Claim arising from a breach of a Title Warranty) unless the aggregate amount finally agreed or adjudicated to be payable in respect of that Claim and all other Claims by members of the same Claim Group arising from the same or similar facts, matters or circumstances is at least US$400,000.

8.6	Threshold for Claims

(a)	None of Boral, the Boral Seller or BGA is liable in respect of a Claim (other than a Tax Claim or a Claim arising from a breach of a Title Warranty) unless the aggregate amount finally agreed or adjudicated to be payable in respect of that Claim either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims and Australasia Sale Agreement Claims by members of the USG Group that satisfy clause 8.5(a) (or the corresponding provision of the Australasia Sale Agreement) is at least US$4 million, in which event Boral, the Boral Seller or BGA (as relevant) is liable for the whole of that amount and not merely the excess.

(b)	Neither USG nor the Acquirer is liable in respect of a Claim (other than a Tax Claim or a Claim arising from a breach of a Title Warranty) unless the aggregate amount finally agreed or adjudicated to be payable in respect of that Claim either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims and Australasia Sale Agreement Claims by members of the Boral Group that satisfy clause 8.5(b) (or the corresponding provision of the Australasia Sale Agreement) is at least US$4 million, in which event USG or the Acquirer (as relevant) is liable for the whole of that amount and not merely the excess.

8.7	Maximum recovery

(a)	The maximum aggregate amount recoverable by the Boral Claim Group in relation to:

(i)	all Claims under this Agreement and all Australasia Sale Agreement Claims:

(A)	excluding Tax Claims and Claims arising from breaches of Title Warranties and Environmental Warranties; and

(B)	excluding ‘Tax Claims’ as defined in the Australasia Sale Agreement and Australasia Sale Agreement Claims arising from breaches of ‘Title Warranties’ and ‘Environmental Warranties’ as defined in the Australasia Sale Agreement, is an amount equal to US$30 million;

(ii)	without limiting (i) above in relation to Claims to which it applies, all Claims under this Agreement and all Australasia Sale Agreement Claims:

(A)	excluding Tax Claims and Claims arising from breaches of Title Warranties; and

(B)	excluding ‘Tax Claims’ as defined in the Australasia Sale Agreement and Australasia Sale Agreement Claims arising from breaches of ‘Title Warranties’ as defined in the Australasia Sale Agreement,

but for the avoidance of doubt including all other Claims and Australasia Sale Agreement Claims (including Claims arising from breaches of Environmental Warranties and Australasia Sale Agreement Claims arising from breaches of ‘Environmental Warranties’ as defined in the Australasia Sale Agreement) is an amount equal to US$60 million; and

(iii)	all Claims under this Agreement and all Australasia Sale Agreement Claims (including Claims excluded from paragraphs (i) and (ii) above) is an amount equal toUS$150 million.

(b)	The maximum aggregate amount recoverable by the USG Claim Group in relation to:

(i)	all Claims under this Agreement and all Australasia Sale Agreement Claims:

(A)	excluding Tax Claims and Claims arising from breaches of Title Warranties and Environmental Warranties; and

(B)	excluding ‘Tax Claims’ as defined in the Australasia Sale Agreement and Australasia Sale Agreement Claims arising from breaches of ‘Title Warranties’ and ‘Environmental Warranties’ as defined in the Australasia Sale Agreement, is an amount equal to US$135 million;

(ii)	without limiting (i) above in relation to Claims to which it applies, all Claims under this Agreement and all Australasia Sale Agreement Claims:

(A)	excluding Tax Claims and Claims arising from breaches of Title Warranties; and

(B)	excluding ‘Tax Claims’ as defined in the Australasia Sale Agreement and Australasia Sale Agreement Claims arising from breaches of ‘Title Warranties’ as defined in the Australasia Sale Agreement,

but for the avoidance of doubt including all other Claims and Australasia Sale Agreement Claims (including Claims arising from breaches of Environmental Warranties and Australasia Sale Agreement Claims arising from breaches of ‘Environmental Warranties’ as defined in the Australasia Sale Agreement) is an amount equal to US$270 million; and

(iii)	all Claims under this Agreement and all Australasia Sale Agreement Claims (including Claims excluded from paragraphs (i) and (ii) above) is an amount equal to US$675 million.

8.8	No double recovery

(a)	A Party is not liable in respect of any Claim for any Loss to the extent that:

(i)	in respect to USG Claims, the Loss is recovered by any member of the USG Group under another Claim or an Australasia Sale Agreement Claim or is made good or otherwise compensated for without material cost to the USG Group (including recovery under a policy of insurance) (and USG must ensure that any available insurance claims are pursued expeditiously and in good faith);

(ii)	in respect to Boral Claims, the Loss is recovered by any member of the Boral Group under another Claim or an Australasia Sale Agreement Claim or is made good or otherwise compensated for without material cost to the Boral Group (including recovery under a policy of insurance) (and Boral must ensure that any available insurance claims are pursued expeditiously and in good faith);

(b)	If, after a Party has made a payment in respect of a Claim, the relevant recipient (or any other member of the same Claim Group) recovers, or is compensated for by any other means, any Loss to which that payment related, the relevant recipient must as soon as practicable pay to the Party who made the payment the amount of the Loss that was recovered or compensated for, less costs and expenses.

8.9	Other limitations of liability

A Party is not liable in respect of any Claim (other than a Claim under clause 9.1(a) or 9.2(a)) for any Loss to the extent that:

(a)	the Loss arises out of anything done or omitted to be done in accordance with the terms of any Transaction Document or with the prior written approval of:

(i)	in respect to USG Claims, USG; or

(ii)	in respect to Boral Claims, Boral; or

(b)	the Loss arises from any of the following after the date of this Agreement;

(i)	the enactment or amendment of any legislation, regulations or other Legal Requirement;

(ii)	a change in the judicial or administrative interpretation of any Legal Requirement; or

(iii)	a change in the practice or policy of any Regulatory Authority;

(c)	the Loss would not have arisen but for a change after Completion in any accounting policy or practice of any member of the Joint Venture Group, any USG Contributed Entity, the Boral Joint Venture, any USG Joint Venture or:

(i)	in the case of USG Claims, any member of the USG Group; and

(ii)	in the case of Boral Claims, and member of the Boral Group,

that (in each case) applied before Completion;

(d)	the Loss is remediable, provided that:

(i)	in the case of USG Claims, it is remedied at the cost of the Boral Group to the satisfaction of USG, acting reasonably, within 60 days after the relevant Claimant Party gives written notice of the Claim under clause 11.1; and

(ii)	in the case of Boral Claims, it is remedied at the cost of the USG Group to the satisfaction of Boral, acting reasonably, within 60 days after the relevant Claimant Party gives written notice of the Claim under clause 11.1; or

(e)	the Loss is Consequential Loss, provided that this will not prevent recovery of Loss by the Claimant Party to the extent such Loss comprises costs associated with monitoring and ensuring compliance with anti-corruption or anti-bribery measures as required by any applicable law, regulation or regulator (including for avoidance of doubt the United States Foreign Corrupt Practices Act 1977 and the Securities and Exchange Commission) resulting from the matter giving rise to the relevant Claim.

8.10	Accounting provisions

(a)	A Party is not liable in respect of any Claim (including a Tax Claim) for any Loss to the extent of any amount that has been included as a provision, allowance, reserve or accrual that caters for the matter giving rise to the Claim:

(i)	in the case of a USG Claim, in the BGA Completion Statement; or

(ii)	in the case of a Boral Claim, in the USG Completion Statement,

up to a maximum reduction in liability of an amount equal to the amount of the relevant provision, allowance, reserve or accrual multiplied by:

(iii)	in the case of a USG Claim, USG’s Shareholding Percentage at the relevant time; or

(iv)	in the case of a Boral Claim, Boral’s Shareholding Percentage at the relevant time.

(b)	A Party is not liable in respect of any Claim under clause 9.1(a) or 9.2(a) in respect of Taxes relating to any period before Completion to the extent the liability of the BGA Group or the USG Contributed Entities (as the case may be) is offset by Tax Attributes that relate to a financial year before Completion (with the intention that the relevant Party’s liability will be determined by reference to the net overall Tax liabilities of the relevant entities in respect of the period before Completion) provided that those Tax Attributes were not generated post Completion and carried back into a period ending on or prior to Completion and to the extent those Tax Attributes are not reflected as assets in the applicable Completion Statement.

(c)	If:

(i)	an accrual, allowance, provision or reserve in the BGA Completion Statement in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(ii)	an entitlement to any Tax relief that is shown as an asset in the BGA Completion Statement is understated and the amount of the understatement has been actually received by a member of the BGA Group, then the liability of the Boral Group in respect of any Claims (including Tax Claims) will be reduced by the amount of the actual excess or actual understatement (as applicable).

(d)	If:

(i)	an accrual, allowance, provision or reserve in the USG Completion Statement in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(ii)	an entitlement to any Tax relief that is shown as an asset in the USG Completion Statement is understated and the amount of the understatement has been actually received by a USG Contributed Entity, then the liability of the USG Group in respect of any Claims (including Tax Claims) will be reduced by the amount of the actual excess or actual understatement (as applicable).

8.11	Opinions, estimates and forecasts

(a)	The parties acknowledge that no member of the Boral Group, the BAGL Group or the BGA Group is under any obligation to provide any member of the USG Group or its advisers with any information on the future financial performance or prospects of any member of the BAGL Group or the BGA Group or the Boral Joint Venture. If a member of the USG Group has received (including in the Boral Q&A Responses) opinions, estimates, projections, business plans, budget information or other forecasts in respect of any member or member of the BAGL Group or the BGA Group or the Boral Joint Venture, each USG Claim Group Member acknowledges and agrees that:

(i)	there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets and forecasts and the USG Claim Group is familiar with these uncertainties;

(ii)	the USG Claim Group is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets and forecasts furnished to it; and

(iii)	neither Boral nor the Boral Seller is liable in respect of a Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in respect of any member or members of the BAGL Group or the BGA Group or the Boral Joint Venture.

(b)	The parties acknowledge that no member of the USG Group is under any obligation to provide any member of the Boral Group or its advisers with any information on the future financial performance or prospects of any USG Contributed Entities or any USG Joint Venture. If a member of the Boral Group has received (including in the USG Q&A Responses) opinions, estimates, projections, business plans, budget information or other forecasts in respect of any of the USG Contributed Entities or any USG Joint Venture, each Boral Claim Group Member acknowledges and agrees that:

(i)	there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets and forecasts and the Boral Claim Group is familiar with these uncertainties;

(ii)	the Boral Claim Group is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets and forecasts furnished to it; and

(iii)	neither USG nor the Acquirer is liable in respect of a Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in respect of any USG Contributed Entity or any USG Joint Venture.

Nothing in this clause 8.11 qualifies or limits the express rights and obligations of the parties in respect of the Earn-Out Amounts under clause 2.3(d) and under Schedule 8 to the Australasia Sale Agreement.

8.12	Circumstances where limitations not to apply

(a)	Notwithstanding the foregoing, none of the limitations in the preceding clauses 8.1 to 8.10 (inclusive) apply to any Losses relating to or Claims brought by a Party:

(i)	for payment of any part of the Purchase Price (including the Earn-Out Amounts);

(ii)	for payment of any adjustment to the Purchase Price under clause 6.11, 6.13, 6.14 or 6.15; or

(b)	Notwithstanding the foregoing, none of the limitations in the preceding clauses 8.1 to 8.10 (inclusive) apply to any Losses in respect of a Claim to the extent that:

(i)	the Claim relates to a breach of Warranty given by a Party and the relevant Warranty was given dishonestly or fraudulently by that Party; or

(ii)	in the case of any other Claim, the Loss is a result of or arises from any fraud or dishonesty on the part of another Party.

8.13	No action against Representatives

(a)	The Parties waive, and Boral and USG must procure that each Boral Group Member and each USG Group Member waives, all rights and claims that they may have against current or former Representatives in relation to any matter arising directly or indirectly in connection with this Agreement except to the extent that such rights or claims arise out of the fraud, wilful misconduct, wilful concealment or wilful default of such person.

(b)	The Parties acknowledge and agree that:

(i)	each Party has sought and obtained this waiver as agent for and on behalf of each of their respective current and former Representatives and holds the benefit of this clause 8.13 as trustee for them; and

(ii)	the provisions of this clause 8.13 may be enforced by a Party on behalf of and for the benefit of any of their respective current and former Representatives and those persons may plead this clause 8.13 in answer to any claim made by any Party against them.

9.	INDEMNITIES

9.1	Indemnities in favour of USG

(a)	After Completion Boral must pay to USG an amount equal to USG’s Shareholding Percentage at the relevant time (or in the case of any Tax or Tax Costs payable or incurred by the Boral Joint Venture or any Subsidiary of the Boral Joint Venture, USG’s Shareholding Percentage multiplied by the Joint Venture Group’s percentage holding in the Boral Joint Venture at the relevant time) of:

(i)	the amount of any Tax payable by a BGA Group Member or by the Boral Joint Venture or any Subsidiary of the Boral Joint Venture to the extent that Tax relates to any period, or part period, up to and including Completion; and

(ii)	Tax Costs incurred by or on behalf of a BGA Group Member or the Boral Joint Venture or any Subsidiary of the Boral Joint Venture to the extent those Tax Costs arise from or relate to any of the matters for which Boral may be liable under clause 9.1(a)(i), except to the extent that Boral’s liability is limited or qualified under clause 8 (and excluding any Korean tax covered by the price adjustment provisions in clause 6.13.

(b)	For the purpose of clause 9.1(a):

(i)	Taxes imposed on revenues, income or gain shall be apportioned to periods ending on or prior to the Completion Date based on a hypothetical closing of the books method; and

(ii)	Taxes imposed on the value of an item for a period shall be apportioned to periods ending on or prior to the Completion Date on a pro rata basis determined by multiplying the Taxes by a fraction, the numerator of which is the number of days in the period falling on or before the Completion Date, and the denominator of which is the total number of days in the period for which the Tax is imposed.

(c)	If any Joint Venture Group Member suffers any Loss (other than to another Joint Venture Group Member) after Completion as a result of any Third Party Claim (including any prosecution or regulatory investigation) against the Joint Venture Group Member in connection with:

(i)	any breach or alleged breach before Completion by any BGA Group Member, the Boral Joint Venture or any Subsidiary of the Boral Joint Venture (Relevant Entity) of any Anti-Corruption Law applicable to the Relevant Entity;

(ii)	any conduct before Completion by a Relevant Entity or any of their employees or agents (in the case of agents, in the relevant agent’s work for the Relevant Entity as opposed to for other clients) of a type listed in Warranty 18.2(a); or

(iii)	any breach or alleged breach before Completion by any Relevant Entity of any International Trade Law applicable to the Relevant Entity which is in the nature of a sanction or embargo,

(each a Relevant Event) then Boral must promptly pay to USG an amount equal to the relevant Loss multiplied by USG’s Shareholding Percentage at the relevant time.

(d)	In addition (except to the extent compensated under clause 9.1(c)) if any USG Group Member suffers any Loss after Completion as a result of any Third Party Claim (including any prosecution or regulatory investigation) against the USG Group Member in connection with any Relevant Event (as defined in clause 9.1(c))) then Boral indemnifies the relevant USG Group Member in respect of such Loss. USG holds the benefit of this indemnity on trust for each other USG Group Member which is not a party to this Agreement.

(e)	If any Joint Venture Group Member suffers any Loss (other than to another Joint Venture Group Member) after Completion as a result of any Third Party Claim (including any claim by a current or former employee) against the Joint Venture Group Member in connection with exposure by the relevant claimant to wallboard which was manufactured with contaminated vermiculite prior to Completion by a BGA Group Member in China (any such Loss a China Vermiculite Liability), then Boral must promptly pay to USG an amount equal to the China Vermiculite Liability multiplied by USG’s Shareholding Percentage at the relevant time.

(f)	If any Joint Venture Group Member suffers any Loss (other than to another Joint Venture Group Member) after Completion in connection with the sale or transfer of the shares or assets of BRINDO in compliance with an order made by a governmental or regulatory authority or a Court or tribunal made within 2 years after the Completion Date as a result any non-compliance by BRINDO with foreign ownership laws in Indonesia (any such Loss a BRINDO Disposal Loss) then Boral must promptly pay to USG an amount equal to the Brindo Disposal Loss multiplied by USG’s Shareholding Percentage at the relevant at the relevant time. Any BRINDO Disposal Loss must for the avoidance of doubt be assessed net of any sale proceeds received by any Joint Venture Group Member in connection with the relevant sale or transfer of shares or assets.

(g)	If any Joint Venture Group Member suffers any Loss (other than to another Joint Venture Group Member) after Completion as a result of a Government Action on or prior to the date which is 2 years after the Completion Date which rezones the Pudong Site or the area in which the Pudong Site is situated (including the costs of land remediation and construction costs) (any such Loss a Pudong Rezoning Loss), then Boral must promptly pay to USG an amount equal to the Pudong Rezoning Loss multiplied by USG’s Shareholding Percentage at the relevant time. Any Pudong Rezoning Loss must for the avoidance of doubt be assessed net of any compensation and any sale proceeds (or comparable receipts) received by any Joint Venture Group Member in connection with the relevant rezoning.

(h)	If any Joint Venture Group Member or any SGI Group Member suffers a Thai Shareholding Loss after Completion then Boral must promptly pay to USG:

(i)	where a Joint Venture Group Member suffers the Thai Shareholding Loss, an amount equal to the Thai Shareholding Loss multiplied by USG’s Shareholding Percentage at the relevant time; or

(ii)	where an SGI Group Member suffers the Thai Shareholding Loss, an amount equal to the Thai Shareholding Loss multiplied by USG’s Shareholding Percentage at the relevant time multiplied by the percentage shareholding of the Joint Venture Group in SGI at the relevant time (but only to the extent that USG is not compensated in respect of the relevant matter by a payment under clause 9.1(h)(i)).

For the purposes of this clause 9.1(h) Thai Shareholding Loss means any Loss incurred by the relevant entity as a result of the shares in:

(iii)	any BGA Thai Holding (as defined in paragraph 3.3(a)(i) of Schedule 1) being held by the relevant holder set out in the table in paragraph 3.3(a)(i) of Schedule 1; or

(iv)	any SGI Thai Holding (as defined in paragraph 3.3(a)(ii) of Schedule 1) being held by the relevant holder set out in the table in paragraph 3.3(a)(ii) of Schedule 1,

in each case, as opposed to the position the relevant Joint Venture Group Member or SGI Group Member (as applicable) would have been in had all BGA Thai Holdings been legally any beneficially owned by a Joint Venture Group Member and all SGI Thai Holdings been legally and beneficially owned by an SGI Group Member.

9.2	Indemnities in favour of Boral

(a)	After Completion USG must pay to Boral an amount equal to Boral’s Shareholding Percentage at the relevant time (or in the case of any Tax or Tax Costs payable or incurred by a USG Joint Venture or any Subsidiary of a USG Joint Venture, Boral’s Shareholding Percentage multiplied by the Joint Venture Group’s percentage holding in the USG Joint Venture at the relevant time) of:

(i)	the amount of any Tax payable by a USG Contributed Entity or by a USG Joint Venture or any Subsidiary of a USG Joint Venture to the extent that Tax relates to any period, or part period, up to and including Completion; and

(ii)	Tax Costs incurred by or on behalf of USG Contributed Entity a USG Joint Venture or any Subsidiary of a USG Joint Venture to the extent those Tax Costs arise from or relate to any of the matters for which USG may be liable under clause 9.2(a)(i), except to the extent that USG’s liability is limited or qualified under clause 8.

(b)	For the purpose of clause 9.2(a):

(i)	Taxes imposed on revenues, income or gain shall be apportioned to periods ending on or prior to the Completion Date based on a hypothetical closing of the books method; and

(ii)	Taxes imposed on the value of an item for a period shall be apportioned to periods ending on or prior to the Completion Date on a pro rata basis determined by multiplying the Taxes by a fraction, the numerator of which is the number of days in the period falling on or before the Completion Date, and the denominator of which is the total number of days in the period for which the Tax is imposed;

(c)	If, after Completion, USG Manufacturing Worldwide, Ltd. pays any amount to Zawawi Minerals LLC (or any successor in title or permitted assign) under or in respect of clause 3.1.4 of the ‘Agreement for the purchase of the entire issued share capital of International Resources Ltd’ between those parties dated 27 March 2012 due to any default, actions or inactions of USG Manufacturing Worldwide, Ltd. at any time before Completion (a Relevant USG Event Payment), then:

(i)	USG must promptly pay to Boral an amount equal to the Relevant USG Event Payment multiplied by Boral’s Shareholding Percentage at the relevant time; and

(ii)	USG in addition indemnifies the Boral Parties against any Loss suffered or incurred by the Boral Parties as a result of liquidation of International Resources Ltd. as contemplated by clause 3.1.4 of the relevant agreement.

(d)	If any Joint Venture Group Member suffers any Loss (other than, in either case to another Joint Venture Group Member) after Completion as a result of any Third Party Claim (including any prosecution or regulatory investigation) against the Joint Venture Group Member in connection with:

(i)	any breach or alleged breach before Completion by any USG Contributed Entity , any USG Joint Venture or any Subsidiary of a USG Joint Venture (Relevant Entity) of any Anti-Corruption Law applicable to the Relevant Entity;

(ii)	any conduct before Completion by a Relevant Entity or any of their employees or agents (in the case of agents, in the relevant agent’s work for the Relevant Entity as opposed to for other clients) of a type listed in Warranty 18.2(a); or

(iii)	any breach or alleged breach before Completion by any Relevant Entity of any International Trade Law applicable to the Relevant Entity which is in the nature of a sanction or embargo,

(each a Relevant Event) then USG must promptly pay to Boral an amount equal to the relevant Loss multiplied by Boral’s Shareholding Percentage at the relevant time.

(e)	In addition (except to the extent compensated under clause 9.2(d)) if any Boral Group Member suffers any Loss after Completion as a result of any Third Party Claim (including any prosecution or regulatory investigation) against the Boral Group Member in connection with any Relevant Event (as defined in clause 9.2(d)) then USG indemnifies the relevant Boral Group Member in respect of such Loss. Boral holds the benefit of this indemnity on trust for each other Boral Group Member which is not a party to this Agreement.

9.3	Claim Procedure

For the avoidance of doubt, any Claims brought by a Party pursuant to this clause 9 shall be subject to clause 11.

10.	THIRD PARTY CLAIMS AND TAX DEMANDS

10.1	Notice

Without limiting any other rights of a Party under this Agreement:

(a)	if after Completion a Boral Party becomes aware of a Third Party Claim or Tax Demand which may give rise to a Boral Claim against a USG Group Member or a USG Claim against a Boral Group Member, Boral must promptly give notice to USG of that Third Party Claim or Tax Demand, copying each other Party under this agreement; and

(b)	if after Completion a USG Party becomes aware of a Third Party Claim or Tax Demand which may give rise to a USG Claim against a Boral Group Member or a Boral Claim against a USG Group Member, USG must promptly give notice to Boral of that Third Party Claim or Tax Demand, copying each other Party under this agreement.

Any notice under clause 10.1(a) or clause 10.1(b) must include reasonable details of the facts, matters or circumstances giving rise to the Third Party Claim or Tax Demand, the basis of the Third Party Claim or Tax Demand, copies of any relevant documentation and (if possible in the circumstances) an estimate of the amount of the Third Party Claim or Tax Demand.

10.2	Obligations not to Settle

(a)	This clause 10.2(a) applies in relation to any Third Party Claim or Tax Demand (whether or not notified under clause 10.1) that may lead to liability on the part of any USG Group Member under a Boral Claim. Where this clause 10.2(a) applies in relation to a Third Party Claim or Tax Demand:

(i)	Boral must not Settle, and must ensure that no Boral Group Member Settles; and

(ii)	Boral Seller and the Acquirer must each do everything within their control as shareholders in SingCo to procure that no Joint Venture Group Member Settles,

the relevant Third Party Claim or Tax Demand without USG’s prior written consent, which shall not be unreasonably withheld or delayed. However, a Boral Group Member or Joint Venture Group Member may pay any Tax to a Taxing Authority by the due date for payment without affecting any Boral Group Member’s rights under this Agreement. For the avoidance of doubt, any Settlement effected without the prior written consent of USG (whether or not unreasonably withheld or delayed) shall in no event be determinative of the validity of any Boral Claim against, or the amount of any Losses alleged to be the responsibility of, any USG Group Member.

(b)	This clause 10.2(b) applies in relation to any Third Party Claim or Tax Demand (whether or not notified under clause 10.1) that may lead to liability on the part of any Boral Group Member under a USG Claim. Where this clause 10.2(b) applies in relation to a Third Party Claim or Tax Demand:

(i)	USG must not Settle, and must ensure that no USG Group Member Settles; and

(ii)	Boral Seller and the Acquirer must each do everything within their control as shareholders in SingCo to procure that no Joint Venture Group Member Settles,

the relevant Third Party Claim or Tax Demand without Boral’s prior written consent, which shall not be unreasonably withheld or delayed. However, a USG Group Member or Joint Venture Group Member may pay any Tax to a Taxing Authority by the due date for payment without affecting any USG Group Member’s rights under this Agreement. For the avoidance of doubt, any Settlement effected without the prior written consent of Boral (whether or not unreasonably withheld or delayed) shall in no event be determinative of the validity of any USG Claim against, or the amount of any Losses alleged to be the responsibility of, any Boral Group Member

10.3	Conduct of dispute

(a)	Following receipt of a notice under clause 10.1 (or equivalent information in a notice under clause 11, if not previously notified under clause 10.1), the Accepting Party may, by giving written notice to the Notifying Party, assume the conduct of the defence of the Third Party Claim or elect to contest the Tax Demand (as the case may be).

(b)	If the Accepting Party advises the Notifying Party that it wishes to assume the conduct of the defence of the Third Party Claim or to contest the Tax Demand:

(i)	provided that the Accepting Party provides the Notifying Party with an indemnity against all Loss which may result from such action, the Notifying Party must promptly take, and must procure that each other Boral Group Member or USG Group Member (as applicable) takes, all action reasonably requested by the Accepting Party to avoid, contest, compromise or defend the Third Party Claim, or to conduct Disputing Action in respect of the Tax Demand, including using professional advisers nominated by the Accepting Party and approved by the Accepting Party for this purpose;

(ii)	the Notifying Party must provide the Accepting Party with all reasonable assistance requested by it in relation to the Third Party Claim or Tax Demand, including:

(A)	reasonable access to such employees, witnesses and records of the Party as are required in connection with the Third Party Claim or Tax Demand; and

(B)	use all reasonable endeavours (including the reimbursement of all reasonable out of pocket expenses) to procure that employees and officers provide such witness statements and other evidence that is required to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim or to conduct Disputing Action in relation to the Tax Demand;

(iii)	in conducting any proceedings or actions in respect of the Third Party Claim or Tax Demand, the Accepting Party must:

(A)	act in good faith;

(B)	liaise with the Notifying Party in relation to the defence of the Third Party Claim or the conduct of Disputing Action in relation to the Tax Demand; and

(C)	provide the Notifying Party with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim or Tax Demand.

(c)	If the Accepting Party advises the Notifying Party that it does not wish to assume the conduct of the defence of the Third Party Claim (or to contest the Tax Demand, as the case may be), then the Notifying Party must procure that it and each other Boral Group Member or USG Group Member (as applicable) conducting any proceedings or actions in respect of that Third Party Claim or Tax Demand:

(i)	acts in good faith;

(ii)	liaises with the Accepting Party in relation to the defence of the Third Party Claim or contesting (or otherwise) of the Tax Demand as the case may be; and

(iii)	provide the Accepting Party with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim or Tax Demand.

For the avoidance of doubt this clause 10 does not apply in relation to a Boral Claim in relation to any Earn-Out Amount.

11.	CLAIMS

11.1	Written notice of Claims

Subject to clause 7.10 and clause 11.4, if a Party (Claimant Party) decides to make a Claim against another Party to this Agreement, then the Claimant Party must promptly give a written notice to the relevant Receiving Party setting out the details of the Claim, including:

(a)	reasonable details of the events, matters or circumstances that give rise to the Claim, to the extent available to the Claimant Party at the time of the notice (but so that in any event the basis of the Claim is identified with reasonable specificity), and copies of any Third Party Claim or Tax Demand giving rise to the Claim;

(b)	the nature of the Claim;

(c)	the estimated amount of Loss claimed (Claim Amount); and

(d)	how the Claim Amount is calculated;

(Claim Notice), provided that (subject always to clause 8.4) clauses 11.1(c) and 11.1(d) do not limit a Party’s right to notify a Claim which relates to a contingent liability that is identified but has not yet become an actual liability or is not yet due and payable during the time periods identified above, provided the other required details are included and the omitted information is provided promptly upon the Claimant Party being reasonably able to provide it.

If the Claimant Party does not fully comply with this clause 11.1 in respect of a Claim, the Party against whom the Claim is made is not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim.

11.2	Dealing with Claims

(a)	On receipt of a Claim Notice under clause 11.1, the Receiving Party will have 45 days (Consideration Period) to evaluate the Claim and the circumstances around it.

(b)	The Receiving Party must give the Claimant Party a written notice before the end of the Consideration Period if it disputes the Claim setting out:

(i)	in reasonable detail the reason why the Receiving Party disputes the Claim Notice; and

(ii)	the monetary amount (if any) admitted by the Receiving Party as owing to the Claimant Party for the Loss incurred or estimated to be incurred in respect of that Claim,

(Claim Dispute Notice).

(c)	If the Receiving Party does not give the Claimant Party a Claim Dispute Notice within the Consideration Period, then the Receiving Party (and any other Boral Group Member or

USG Group Member, as the case may be, against which the relevant Claim has been made) will be taken to have admitted the full Claim Amount that is the subject of the Claim Notice.

(d)	If the Receiving Party gives the Claimant Party a Claim Dispute Notice within the Consideration Period that disputes the whole or part of the Claim Amount, then clause 11.3 applies.

(e)	The Receiving Party (and any other Boral Group Member or USG Group Member, as the case may be, against which the relevant Claim has been made) is taken to have admitted any part (or the entirety) of the Claim Amount that is not disputed in the Claim Notice.

11.3	Lesser or no Claim Amount admitted

(a)	If a Claim Dispute Notice has been given under clause 11.2(b), the Claimant Party and the Receiving Party must seek to resolve the dispute through negotiations.

(b)	If the Claimant Party and the Receiving Party fail to reach agreement as to the amount (if any) to which the Receiving Party is entitled in relation to that Claim within a further 30 days, or if a party to the dispute refuses to participate in such negotiations, then any party to the dispute will be entitled to commence proceedings in relation to the Claim, and the part of the Claim Amount that is not admitted pursuant to clause 11.2(c) or clause 11.2(e), to proceedings.

11.4	Exclusion

This clause 11 does not limit or restrict the ability of a Party to bring a Claim for specific performance of this Agreement or to seek urgent injunctive or similar relief, and does not apply in respect to Claims relating to the adjustment of the Purchase Price pursuant to clause 6.11, 6.13, 6.14 or 6.15 or the calculation or payment of the Earn-Out Amount (if any) pursuant to clause 2.3(d) and to Schedule 8 of the Australasia Sale Agreement.

11.5	Payment

To the extent a Party admits (or is taken to have admitted) liability for the whole or part of a Claim Amount pursuant to clause 11.2(c) or clause 11.2(e) (Admitted Claim Amount), then that Party must pay the Claimant Party the Admitted Claim Amount within 14 days of the end of the Consideration Period.

12.	TAX

12.1	GST

(a)	For the purposes of this clause Goods and Services Tax (GST) means any tax payable on a supply of goods or services which is due by virtue of the Goods and Services Tax Act Cap 117A (Singapore) and its subsidiary legislation.

(b)	The consideration expressed in this Agreement is exclusive of any applicable GST.

(c)	If any supply under or in respect of this Agreement is determined to be subject to GST the parties agree that the amount payable under or in respect of this Agreement shall be adjusted by the amount of the GST.

(d)	The recipient of the supply shall only pay the GST due on the supply on receipt of a valid tax invoice as defined in Goods and Services Tax Act and subsidiary legislation.

(e)	The parties will maintain all necessary business records in respect of GST.

12.2	Pre Completion tax returns

(f)	The parties will co-operate in connection with the preparation and filing of any Tax return or Tax statement of a BGA Group Member or a USG Contributed Entity with respect to a period or part period before the Completion Date and any administrative proceeding involving any such Tax return or Tax statement.

(g)	Boral will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each BGA Group Member to the extent they relate to any periods (or part periods) ending on or before the Completion Date.

(h)	USG will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each USG Contributed Entity to the extent they relate to any periods (or part periods) ending on or before the Completion Date.

(i)	The Joint Venture Group will, at its own cost and expense, have the sole control of the preparation and filing of all Tax returns, forms or statements of each BGA Group Member and each USG Contributed Entity for any period that includes, but does not end on or before the Completion Date (Straddle Returns).

(j)	The Acquirer and Boral Seller (as shareholders of SingCo after Completion) must severally procure that each Straddle Return is prepared in a manner consistent with the requirements of any Tax Law and that each Straddle Return is delivered to:

(i)	Boral (in the case of a return relating to BGA Group Members); or

(ii)	USG (in the case of a return relating to a USG Contributed Entity),

as soon as it is available but no later than 30 days before it is due to be filed for the relevant Party’s review and comment.

12.3	Election

USG and Boral agree that, if requested by Boral, SingCo will make a joint election with Boral for purposes of section 124-780(3)(d) of the Australian Income Tax Assessment Act 1997 (Cth); and

13.	TERMINATION

13.1	Termination for breach of Agreement

(a)	Boral may terminate this Agreement at any time before Completion by notice in writing to the other Parties if any USG Party:

(i)	is in breach of any material provision of this Agreement (excluding a breach of Warranty) and does not effectively remedy that breach to the satisfaction of Boral (acting reasonably) within 21 days from the receipt of a written notice from Boral to the Party in default identifying the breach and requiring that the breach be remedied (or before the scheduled date for Completion under clause 5.1, if earlier); or

(ii)	commits a breach of an essential term of this Agreement (excluding a breach of Warranty) which is incapable of remedy.

(b)	USG may terminate this Agreement at any time before Completion by notice in writing to the other Parties if any Boral Party or BGA:

(i)	is in breach of any material provision of this Agreement (excluding a breach of Warranty) and does not effectively remedy that breach to the satisfaction of USG (acting reasonably) within 21 days from the receipt of a written notice from USG to the Party in default identifying the breach and requiring that the breach be remedied (or before the scheduled date for Completion under clause 5.1, if earlier); or

(ii)	commits a breach of an essential term of this Agreement (excluding a breach of Warranty) which is incapable of remedy

13.2	Termination for breach of warranty / Material Adverse Change

Without limiting any other rights or remedies available to a Party under this Agreement, at any time prior to Completion:

(a)	USG may terminate this Agreement by notice in writing to the other Parties if:

(i)	there is a breach or breaches of the Boral Warranties, the Boral JV Warranties or the Boral Tax Warranties in circumstances that would be reasonably likely to result in an aggregate Loss claimable by the USG Claim Group in excess of US$40 million; or

(ii)	a Material Adverse Change occurs in relation to Boral; or

(iii)	any Boral Group Member, or any of their officers, employees, agents or advisers has engaged in fraud or dishonesty in relation to the entry by a USG Party into a Transaction Document.

(b)	Boral may terminate this Agreement by notice in writing to the other Parties if:

(i)	there is a breach or breaches of the USG Warranties, the USG JV Warranties, or the USG Tax Warranties in circumstances that would be reasonably likely to result in an aggregate Loss claimable by the Boral Claim Group in excess of US$40 million;

(ii)	there is a breach or breaches of the USG IP Warranties (on the assumption they were given at the date of this Agreement) that, in the reasonable and good faith opinion of Boral, would result in the loss in value of the intellectual property to be licensed under the USG Australasia IP Licences and the USG Asia IP Licences of US$20 million or more;

(iii)	any USG Group Member, or any of their officers, employees agents or advisers has engaged in fraud or dishonesty in relation to the entry by a Boral Party into a Transaction Document; or

(iv)	a Material Adverse Change occurs in relation to USG.

13.3	Termination for insolvency

(a)	USG may terminate this Agreement at any time before Completion by notice in writing to the other Parties if an Insolvency Event (other than one that is or forms part of a solvent restructuring to which the entity in question is party) occurs in relation to:

(i)	SingCo or any BGA Group Member; or

(ii)	any Boral Party or any other Boral Group Member which is (or will at Completion become) a party to any Transaction Document.

(b)	Boral may terminate this Agreement at any time before Completion by notice in writing to the other Parties if an Insolvency Event (other than one that is or forms part of a solvent restructuring to which the entity in question is party) occurs in relation to:

(i)	SingCo or any USG Contributed Entity

(ii)	any USG Party or any other USG Group Member which is (or will at Completion become) a party to any Transaction Document.

13.4	Definition of Insolvency Event

For the purposes of clause 13.3 an Insolvency Event occurs in relation to a person or entity (the Relevant Person) if any of the following occurs:

(a)	controller: any of the following occur:

(i)	a controller (as defined in section 9 of the Corporations Act) is appointed; or

(ii)	a resolution to appoint controller is passed,

to the Relevant Person or over an asset of the Relevant Person unless, in the case of an appointment, Boral or USG (being the Party with the potential right to terminate as the case may be) is satisfied that the appointment of the controller is capable of being set aside, and it is set aside, within 7 days of the appointment being made;

(b)	winding up: any of the following occur:

(i)	an order is made; or

(ii)	a resolution is passed,

for the winding up of the Relevant Person;

(c)	administration: any of the following occur:

(i)	an administrator is appointed to the Relevant Person; or

(ii)	a resolution to appoint an administrator to the Relevant Person is passed;

(d)	deregistration: the Relevant Person is deregistered;

(e)	suspends payment: the Relevant Person suspends payment of its debts generally;

(f)	insolvency: the Relevant Person is:

(i)	unable to pay its debts when they are due; or

(ii)	presumed to be insolvent under the Corporations Act;

(g)	arrangements: the Relevant Person enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(h)	ceasing business: the Relevant Person ceases to carry on business; or

(i)	analogous event: anything analogous to or having a substantially similar effect to any of the events specified in clauses 13.4(a) to 13.4(h) above happens in relation to the Relevant Person under the laws of any jurisdiction.

13.5	Termination with Mutual Consent

This Agreement may be terminated at any time with the mutual consent in writing of Boral and USG.

13.6	Cross termination

This Agreement will terminate with immediate effect without the requirement for action by any Party if the Australasia Sale Agreement terminates for any reason before Completion occurs.

13.7	Effect of termination

If this agreement is terminated under clause 3.5, clause 5.5 or this clause 13, then:

(a)	the Parties must procure that each Transaction Document (if permitted by the terms of that contract) that has already been executed is terminated in accordance with its terms;

(b)	each Party is released from its obligations to further perform its obligations under this Agreement and the Transaction Documents, except those expressed to survive termination;

(c)	each Party retains the rights it has against any other Party in respect of any breach of this Agreement occurring before termination;

(d)	the rights and obligations of each Party under each of the following provisions will (subject to the terms of each of those provisions) continue independently from the other obligations of the Parties and survive termination of this Agreement:

(i)	clause 1 (Interpretation);

(ii)	clause 12.1 (GST);

(iii)	clause 14 (Confidentiality and announcements);

(iv)	clause 15 (Exclusivity)

(v)	clause 16 (Duties, costs and expenses);

(vi)	clause 17 (Guarantees); and

(vii)	clause 19 (General).

13.8	No other right to terminate or rescind

No Party may terminate or rescind this Agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before Completion) except as permitted under clause 3.5, clause 5.5 or this clause 13.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Agreed announcement

A Party may not make any public announcement relating to this Agreement or a Transaction Document (including the fact that the parties have executed this Agreement or any Transaction Document) unless the other party has consented to the announcement, including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clauses 14.2(a)(i),14.2(a)(ii) or 14.2(a)(iii).

14.2	Confidentiality

(a)	Each Party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another Party or its business (which has been or which is disclosed to the recipient by the other Party or its Representatives), or the terms of this Agreement or any Transaction Document other than to the extent that:

(i)	the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(ii)	the recipient is required to disclose the information by applicable law or regulation or the rules of any recognised stock exchange on which its shares or the shares of any of its Related Corporations are listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(iii)	the disclosure is expressly permitted under any Transaction Document;

(iv)	the disclosure is necessary to seek satisfaction of any of the Conditions provided that the relevant recipient is made aware of the confidential nature of the information and (except in the case of a Regulatory Authority has agreed for the benefit of both Boral and USG to maintain the confidentiality of the information disclosed);

(v)	the disclosure is required for use in legal proceedings regarding this Agreement or the transactions contemplated by it; or

(vi)	the Party to whom the information relates has consented in writing before the disclosure.

(b)	Each Party must ensure that its directors, officers, employees, agents, representatives and Related Corporations comply in all respects with the Party’s obligations as a recipient under this clause 14.2.

15.	EXCLUSIVITY

(a)	During the Exclusivity Period, USG must not, and must ensure that no member or Representative of the USG Group and no USG Contributed Entity or Representative of any USG Contributed Entity:

(i)	solicits, invites, initiates, encourages or accepts any Competing Proposal - USG;

(ii)	participates in any discussions, conversations, negotiations or communications with, or otherwise provides information to, any Third Party in relation to a Competing Proposal - USG; or

(iii)	otherwise facilitates, assists or participates in a Competing Proposal - USG.

(b)	During the Exclusivity Period, Boral must not, and must ensure that (no member or Representative of the Boral Group or the BGA Group:

(i)	solicits, invites, initiates, encourages or accepts any Competing Proposal - Boral;

(ii)	participates in any discussions, conversations, negotiations or communications with, or otherwise provides information to, any Third Party in relation to a Competing Proposal - Boral; or

(iii)	otherwise facilitates, assists or participates in a Competing Proposal - Boral.

(c)	For the avoidance of doubt, Boral and USG must immediately cease and cause to be immediately terminated any existing discussions, conversations, negotiations, or other communications with respect to a Competing Proposal – Boral or a Competing Proposal - USG.

16.	DUTIES, COSTS AND EXPENSES

16.1	Duties

(a)	The Acquirer must pay all Duty in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement, to the extent it relates to the subscription and issue of the Subscription Shares or to the sale and transfer of the Sale Shares.

(b)	Boral must pay all Duty in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement, to the extent it relates to the sale and transfer of the USG Contributed Shares to SingCo (and must satisfy any obligation of SingCo to pay any such Duty on SingCo’s behalf).

(c)	Subject to clause 16.1(d), SingCo must otherwise pay (and the Acquirer and the Boral Seller must procure that SingCo pays) all Duty in respect of the execution, delivery and performance of this Agreement and any agreement or document entered into or signed under this Agreement (including for the avoidance of doubt to the extent it relates to the subscription and issue of the Boral Subscription Shares or to the sale and transfer of the Boral Contributed Shares to SingCo).

(d)	To the extent that SingCo pays Duty in respect of the sale and transfer of the Boral Contributed Shares to SingCo, Boral will promptly pay to USG an amount equal to 25% of the relevant Duty paid by Singco and any such payment will be a reduction in the initial Purchase Price.

16.2	Costs and expenses

(a)	Unless otherwise provided for in this Agreement or any Transaction Document:

(i)	Boral must pay its own costs and expenses and the costs and expenses of each relevant Boral Group Member and each BGA Group Member in respect of the negotiation, preparation, execution, delivery and registration of this Agreement and any other agreement or document entered into or signed under this Agreement (including each Transaction Document); and

(ii)	USG must pay its own costs and expenses and the costs and expenses of each relevant USG Group Member and each of the USG Contributed Entities in respect of the negotiation, preparation, execution, delivery and registration of this Agreement and any other agreement or document entered into or signed under this Agreement (including each Transaction Document); and

(iii)	Boral and USG must share equally the costs payable to Baker & McKenzie for the Baker & McKenzie Report.

(b)	Any action to be taken by any Party in performing its obligations under this Agreement or under any Transaction Document must be taken at its own cost and expense unless otherwise provided in this Agreement or any Transaction Document.

17.	GUARANTEES

17.1	Boral guarantee

(a)	Boral:

(i)	unconditionally and irrevocably guarantees to each other party on demand, the due and punctual performance of each other Boral Party’s obligations under this Agreement; and

(ii)	as a separate and additional liability, indemnifies each USG Party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Party arising from any default or delay in the due and punctual performance of a Boral Party’s obligations under this Agreement.

(b)	The liability of Boral under this clause 17.1 is not affected by anything which, but for this clause 17.1, might operate to release or exonerate Boral in whole or in part from its obligations including any of the following, whether with or without the consent of Boral:

(i)	the grant to Boral, any other Boral Party or any other person of any time, waiver or other indulgence, or the discharge or release of Boral, any other Boral Party or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between any Party, any Related Corporation of a Party, Boral or any other person;

(iii)	any other Party exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Boral, any other Boral Party or any other person;

(iv)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by any Party or any Related Corporation of a Party from Boral, any other Boral Party or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by any Party to give notice to Boral of any default by any Boral Party or any other person under this Agreement; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to Boral, any other Boral Party or any other person.

(c)	This clause 17.1 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this Agreement as amended, varied, supplemented, renewed or replaced.

(d)	This clause 17.1 is a continuing obligation of Boral, and remains in full force and effect for so long as any Boral Party has any liability or obligation to any other Party under this Agreement and until all of those liabilities or obligations have been fully discharged.

(e)	Boral must make all payments which become due under this clause 17.1, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If Boral is compelled by law to deduct any withholding, then, in addition to any payment under this clause 17.1, it must pay to the relevant beneficiary Party such amount as is necessary to ensure that the net amount received by that Party after withholding equals the amount the party would otherwise be entitled to if not for the withholding.

(f)	Boral must pay all moneys that it becomes liable to pay under this clause 17.1 in the currency in which they are payable under this Agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

(g)	Boral has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 17.1, against any moneys that any other Party may be, or become, liable to pay to a Boral Group Member whether under this Agreement or otherwise.

(h)	Boral’s liability under this clause 17.1 in respect of any Claim against any Boral Party will not exceed the relevant Boral Party’s liability in respect of that Claim.

17.2	USG guarantee

(a)	USG:

(i)	unconditionally and irrevocably guarantees to each other party on demand, the due and punctual performance of each other USG Party’s obligations under this Agreement; and

(ii)	as a separate and additional liability, indemnifies each Boral Party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Party arising from any default or delay in the due and punctual performance of a USG Party’s obligations under this Agreement.

(b)	The liability of USG under this clause 17.2 is not affected by anything which, but for this clause 17.2, might operate to release or exonerate USG in whole or in part from its obligations including any of the following, whether with or without the consent of USG:

(i)	the grant to USG, any other USG Party or any other person of any time, waiver or other indulgence, or the discharge or release of USG, any other USG Party or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between any Party, any Related Corporation of a Party, USG or any other person;

(iii)	any other Party exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against USG, any other USG Party or any other person;

(iv)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by any Party or any Related Corporation of a Party from USG, any other USG Party or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by any Party to give notice to USG of any default by any USG Party or any other person under this Agreement; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to USG, any other USG Party or any other person.

(c)	This clause 17.2 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this Agreement as amended, varied, supplemented, renewed or replaced.

(d)	This clause 17.2 is a continuing obligation of Boral, and remains in full force and effect for so long as any USG Party has any liability or obligation to any other Party under this Agreement and until all of those liabilities or obligations have been fully discharged.

(e)

USG must make all payments which become due under this clause 17.2, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If USG is compelled by law to deduct any withholding, then, in addition to any payment under this clause 17.2, it must pay to the relevant beneficiary Party such amount as is necessary to ensure that the net amount received by that Party after withholding equals the amount the party would otherwise be entitled to if not for the withholding.

(f)	USG must pay all moneys that it becomes liable to pay under this clause 17.2 in the currency in which they are payable under this Agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

(g)	USG has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 17.2, against any moneys that any other Party may be, or become, liable to pay to a USG Group Member whether under this Agreement or otherwise.

(i)	USG’s liability under this clause 17.2 in respect of any Claim against any USG Party will not exceed the relevant USG Party’s liability in respect of that Claim.

18.	NOTICES

18.1	Form of Notice

A notice or other communication to a Party under this Agreement (Notice) must be:

(a)	in writing and in English and signed on behalf of the sending Party; and

(b)	addressed to that Party in accordance with the details nominated in Schedule 19 (or any alternative details nominated to the sending Party by Notice).

18.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (Business Hours Period), then the Notice will instead be regarded as given and received at the start of the following Business Hours Period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address

By a globally recognized courier to the nominated address

When confirmed delivered by the courier:

1       by 5.00 pm (local time in the place of receipt) on a Business Day – on that day; or

2       after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day – on the next Business Day.

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

18.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 18.2).

19.	GENERAL

19.1	Governing law and jurisdiction

(a)	This Agreement is governed by the law in force in New South Wales.

(b)	Each party irrevocably submits to the (non-exclusive, as between the two) jurisdiction of:

(i)	courts exercising jurisdiction in New South Wales, Australia and courts of appeal from them; and

(ii)	courts exercising jurisdiction in Illinois, United States of America, and courts of appeal from them,

in relation to any proceedings arising out of or in connection with this Agreement, and no party submits to the jurisdiction of any other courts in relation to any such proceedings.

19.2	Service of process

Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 18.

19.3	Invalidity and enforceability

(a)	If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 19.3(a) does not apply where enforcement of the provision of this Agreement in accordance with clause 19.3(a) would materially affect the nature or effect of the parties’ obligations under this Agreement.

19.4	Waiver

(a)	No Party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)	In this clause 19.4:

(i)	conduct includes delay in the exercise of a right;

(ii)	right means any right arising under or in connection with this Agreement and includes the right to rely on this clause; and

(iii)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)	A provision of, or a right, discretion or authority created under, this Agreement may not be:

(i)	waived except in writing signed by the Party granting the waiver; and

(ii)	varied except in writing signed by the Parties.

(d)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this Agreement does not result in a waiver of that right, power, authority, discretion or remedy.

19.5	Assignment

Rights arising out of or under this Agreement are not assignable by a Party without the prior written consent of the other Parties.

19.6	Further action to be taken at each party’s own expense

Subject to clause 15, each Party must, at its own expense, do all things and execute all documents necessary to give full effect to this Agreement and the transactions contemplated by it.

19.7	Relationship of the Parties

(a)	Nothing in this Agreement gives a Party authority to bind any other Party in any way.

(b)	Nothing in this Agreement imposes any fiduciary duties on a Party in relation to any other Party.

19.8	Exercise of rights

(a)	Unless expressly required by the terms of this Agreement, a Party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this Agreement.

(b)	A Party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this Agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

19.9	Remedies cumulative

Except as provided in this Agreement and permitted by law, the rights, powers and remedies provided in this Agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this Agreement.

19.10	Counterparts

(a)	This Agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A Party may execute this agreement by signing any counterpart.

19.11	Entire Agreement

This Agreement and the Transaction Documents state all the express terms of the agreement between the parties in respect of their subject matter. They supersede all prior discussions, negotiations, understandings and agreements in respect of their subject matter.

19.12	Default Interest

(a)	If a Party fails to pay any amount payable under this Agreement on the due date for payment, that Party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at the higher of:

(i)	the daily 11.00am cash rate quoted on Reuters page RBA30, plus 3% per annum; or

(ii)	the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 19.12(a):

(i)	accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(ii)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

(c)	The right to require payment of interest under this clause 19.12 is without prejudice to any other rights the non-defaulting Party may have against the defaulting Party at law or in equity.

(d)	A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 19.12 have been paid in full.

SIGNING PAGES

EXECUTED as an agreement

Executed for Boral Limited ACN 008 421 761 by its attorneys

/s/ Michael Patrick Kane	←	/s/ Dominic Millgate	←
Signature of attorney Michael Patrick Kane		Signature of attorney Dominic Millgate
Name of attorney (print)		Name of attorney (print)

Executed for Boral Gypsum Asia Sdn Bhd by it attorneys

/s/ Michael Patrick Kane	←	/s/ Dominic Millgate	←
Signature of attorney Michael Patrick Kane		Signature of attorney Dominic Millgate
Name of attorney (print)		Name of attorney (print)

Executed by Boral International Pty Limited ACN 000 341 239 by its attorneys

/s/ Michael Patrick Kane	←	/s/ Dominic Millgate	←
Signature of attorney Michael Patrick Kane		Signature of attorney Dominic Millgate
Name of attorney (print)		Name of attorney (print)

Executed by USG Netherlands Global Holdings B.V. By: USG Foreign Investments, Ltd. Its: Managing Director

/s/ Stanley L. Ferguson	←
Signature of authorised signatory Stanley L. Ferguson
Name of authorised signatory (print)

Executed by USG Corporation

/s/ Stanley L. Ferguson	←
Signature of authorised signatory Stanley L. Ferguson
Name of authorised signatory (print)